Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF ROUND TOP MOUNTAIN DEVELOPMENT, LLC

between and among

USA Rare Earth, LLC,

a Delaware limited liability company,

Texas Mineral Resources Corp.,

a Delaware corporation,

and

Round Top Mountain Development, LLC,

a Delaware limited liability company,

dated effective as of May 17, 2021

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ITERPRETATION
1.1	Definitions	4
1.2	Interpretation	12
1.3	Coordination with Exhibits	13

ARTICLE II THE LIMITED LIABILITY COMPANY
2.1	General	13
2.2	Name	13
2.3	Purposes	13
2.4	Limitation	13
2.5	The Members	13
2.6	Issuance of Additional Interests	13
2.7	Term	13
2.8	Registered Agent; Offices	13

ARTICLE III INTERESTS; CAPITAL CONTRIBUTIONS
3.1	Interests	14
3.2	Initial Contributions	14
3.3	Sole and Joint Funding	14
3.4	Cash Calls	14
3.5	Remedies for Failure to Meet Cash Calls	15
3.6	Security	16
3.7	Return of Contributions	16

ARTICLE IV MEMBERS
4.1	Limited Liability	16
4.2	Company Indemnification of Members	16
4.3	Member Indemnification	16
4.4	Member Reimbursement Obligations	17
4.5	Coordination	17
4.6	Exclusive Rights of Members	18
4.7	Meetings; Written Consent	18
4.8	No Member Fees	18
4.9	No State-Law Partnership	18
4.10	No Implied Covenants; No Fiduciary Duties	18
4.11	Other Business Opportunities	18
4.12	Cooperation with Financing Parties	18
4.13	Financing Parties’ Right to Cure	19

ARTICLE V COMPANY MANAGEMENT
5.1	Management Authority	19
5.2	Management Committee	19
5.3	Manager; Duties	21
5.4	Standards of Care	23
5.5	Exculpation	23
5.6	Indemnification of Manager and Representatives	23
5.7	Resignation; Removal; Replacement	24
5.8	Payments to Manager	24
5.9	Affiliate Transactions	24
5.10	Changes to Mining Law	24

ARTICLE VI PROGRAMS AND BUDGETS; ACCOUNTING AND REPORTING
6.1	Operations under Programs and Budgets	25
6.2	Initial Program and Budget	25
6.3	Presentation of Proposed Programs and Budgets	25
6.4	Approval of Proposed Programs and Budgets	25
6.5	Amendment of Adopted Program and Budget	25
6.6	Election to Participate	26
6.7	Recalculation and Restoration for Actual Contributions	27
6.8	Deadlock on Proposed Programs and Budgets	27
6.9	Budget Overruns; Program Changes	27
6.10	Emergency or Unexpected Expenditures	28
6.11	Pre-Feasibility and Feasibility Studies	28
6.12	Reports	29
6.13	Inspection Rights	29
6.14	Independent Audit	29

TABLE OF CONTENTS (CONTINUED)

ARTICLE VII DISTRIBUTIONS DISPOSITION OF PRODUCTION
7.1	Distributions	30
7.2	Liquidating Distributions	30
7.3	Marketing of Products	30

ARTICLE VIII TRANSFERS AND ENCUMBRANCES OF INTEREST
8.1	Restrictions on Transfer	31
8.2	Permitted Transfers and Permitted Interest Encumbrances	32
8.3	Additional Limitations on Transfers and Encumbrances	33
8.4	Right of First Offer	33
8.5	Drag-Along Right	34
8.6	Substitution of a Member	34
8.7	Conditions to Substitution	35
8.8	Admission as a Member	35
8.9	Economic Interest Holders	35

ARTICLE IX RESIGNATION, DISSOLUTION AND LIQUIDATION
9.1	Resignation	35
9.2	Non-Compete Covenant	36
9.3	Dissolution	36
9.4	Liquidation	36
9.5	Termination	37

ARTICLE X AREA OF INTEREST, ABANDONMENT
10.1	Acquisitions Within Area of Interest	37
10.2	Surrender or Abandonment of Property	38
10.3	Intellectual Property	38

ARTICLE XI MISCELLANEOUS
11.1	Confidentiality	39
11.2	Public Announcements	40
11.3	Notices	40
11.4	Headings	40
11.5	Waiver	40
11.6	Corrupt Practices.	40
11.7	Amendment	41
11.8	Severability	41
11.9	Force Majeure	41
11.10	Rules of Construction	41
11.11	Governing Law	41
11.12	Consent to Jurisdiction; Waiver of Jury Trial	41
11.13	Further Assurances	42
11.14	Survival	42
11.15	No Third Party Beneficiaries	42
11.16	Entire Agreement	42
11.17	Parties in Interest	42
11.18	Counterparts	42
11.19	Rule Against Perpetuities	43

EXHIBITS
Exhibit A	Property Description and Area of Interest
Exhibit B	Accounting Procedure
Exhibit C	Tax Matters
Exhibit D	Net Proceeds Calculation
Exhibit E	Insurance
Exhibit F	Initial Program and Budget

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROUND TOP MOUNTAIN DEVELOPMENT, LLC

This Limited Liability Company Agreement (this “Agreement”), dated to be effective as of May 17, 2021 (the “Effective Date”), is among USA Rare Earth, LLC, a Delaware limited liability company (“USARE”), Texas Mineral Resources Corp., a Delaware corporation (“TMRC”), and Round Top Mountain Development, LLC, a Delaware limited liability company (the “Company”).

Recitals

A.The Company was formed under the laws of the State of Delaware on June 26, 2020 by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware.

B.USARE, TMRC and the Company are parties to the Contribution Agreement, dated effective as of May [12], 2021 (the “Contribution Agreement”). Pursuant to the Contribution Agreement, each of USARE and TMRC are making its initial Capital Contribution to the Company of the Contributed Assets, as described in Section 2.4 of the Contribution Agreement.

C.USARE, TMRC and the Company now desire to execute this Agreement to govern the business and affairs of the Company.

Agreement

In consideration of the covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

Article I

Definitions and Interpretation

1.1Definitions. In addition to the capitalized terms defined above or in other provisions of this Agreement, as used in this Agreement, capitalized terms have the meanings given as follows:

“Accounting Procedure” means the accounting and other procedures in Exhibit B.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Adverse Consequences” mean with respect to a Person, claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements and expenses (including reasonable attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or nature against, suffered or incurred by the Person, including, if the Person is a Member, any of the foregoing suffered or incurred by the Company to the extent funded by Capital Contributions of the Member to the Company, but excluding any diminution in the value of the Company or its Assets or any Interest.

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the subject Person. Notwithstanding the previous sentence, the Company will not be considered an Affiliate of either Member or any of their respective Affiliates.

“Anti-Corruption Law” means the U. S. Foreign Corrupt Practices Act (including all associated rules and regulations), and all other applicable Laws (including all associated rules and regulations) concerning or relating to Bribery or corruption in any jurisdiction to which a Member or the Company or any of their respective Affiliates is located or in which it is doing business.

“Approved Purchaser” means a Person who is not a Sanctioned Person or a Sanctioned Entity and whose ownership interest in the Company has been approved by CFIUS, if necessary.

“Approved Purchaser Test” has the meaning set forth in Section 8.1(b).

“Area of Interest” means the area described as the “Area of Interest” in Exhibit A.

“Assets” means the Properties, the Existing Data, the Underlying Agreements, the Pilot Plant, and all other real and personal property, tangible and intangible, including the Remaining Committed Sole Funding Amount, contributed to the Company on the Effective Date, all Products produced from the Properties and all after-acquired real and personal property, tangible and intangible, including plant and equipment, contract rights, knowledge and Intellectual Property, including all licenses with respect thereto, in each case held by the Company.

“Available Cash” means cash generated by the Company from the sale of Products, cash not needed in reserve accounts established pursuant to Section 3.4 or Section 5.3(p), and cash available to the Company from other sources, which as determined by the Management Committee, acting reasonably, is available for distribution to the Members.

“Background IP” means any and all discoveries, inventions, processes, methods, techniques, know how, and improvements or modifications to the same and Intellectual Property Rights and other proprietary rights, expressed in whatever form and may include technical information, procedures, formulae, protocols, software, specifications, flowcharts, instructions, data, and other documents and materials of a Member that were conceived, created, or developed prior to the Effective Date, or were conceived, created, or developed independently of a Member’s obligations under this Agreement, excluding any Trade-marks.

“Bribery” means the offering, authorizing, giving, soliciting or accepting any monetary or other benefit to influence action of a Government Official in an official capacity, or to otherwise influence any person to act improperly, including making facilitation payments, which are improper payments made to induce required routine official action.

“Budget” means a detailed estimate of all costs to be incurred and a schedule of Capital Contributions to be made by the Members with respect to a Program.

“Business” means the conduct of the business of the Company in furtherance of the purposes stated in Section 2.3 and in accordance with this Agreement.

“Business Account” means the account maintained by the Manager for the Company in accordance with the Accounting Procedure. The Business Account may be segregated into one or more interest and non-interest-bearing accounts, which collectively will be referred to as the Business Account.

“Business Day” means any day on which federally chartered banks are generally open for business in Dallas, Texas.

“Capital Account” means the capital account maintained for each Member in accordance with Treasury Regulations section 1.704-1(b)(2)(iv).

“Capital Contribution” means, with respect to a Member, the sum of (a) the dollar amounts of any cash and cash equivalents contributed by the Member to the capital of the Company, plus (b) the fair market value, as agreed by all of the Members, or if they cannot agree, as determined by the Management Committee, of any property (other than cash or cash equivalents) contributed by the Member to the capital of the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to). In the context of a proposed or adopted Program and Budget, Capital Contribution means the proposed or actual amount of capital that each Member is required to contribute to the Company from time to time to fund the Program and Budget.

“Capital Contribution Effective Date” means April 2, 2021.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Change in Control” means: (i) the acquisition by a REE Mining Company of shares, or their equivalent, or rights, warrants or options to acquire shares, or their equivalent, of the Member or securities which are exchangeable or convertible into shares, or their equivalent, of the Member or any combination thereof such that after the completion of such acquisition such Person would be entitled to exercise 50% or more of the voting power of the Member, and which exercises such voting power to elect a majority of the board of directors, or their equivalent, of the Member; or (ii) the acquisition by a REE Mining Company of more than 50% of the material assets of the Member, including the transfer of more than 50% of the material assets of the Member to a joint venture entity formed with a REE Mining Company of which the Member holds an interest of less than 80%.

“Code” means the Internal Revenue Code of 1986.

“Concessions” means the interests in real property, including the Owned Surface, the Surface Option and the Surface Lease, which has been contributed to the Company by TMRC.

“Confidential Information” means all information, data, knowledge and know-how (including formulas, patterns, compilations, programs, devices, methods, techniques and processes) provided by the Company, a Member or the Manager, any of their respective Affiliates, or any of their respective employees or agents, to any of the foregoing that either (a) derive independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and that are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, or (b) that are designated by the providing Person as confidential, in each case including all analyses, interpretations, compilations, studies and evaluations based on the information, data, knowledge and know-how that are generated or prepared by or on behalf of the recipient of the information, data, knowledge or know-how.

“Continuing Obligations” means obligations or responsibilities that are reasonably expected to or actually continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Contributed Capital” means the aggregate amount of Capital Contributions made by each Member to the Company; provided, however, that for purposes of determining Contributed Capital (but not for purposes of maintaining the Capital Accounts) after an election under Section 3.5(b)(i) or 3.5(c)(v)(A), (a) the Contributed Capital of the Non-Defaulting Member will be increased by the Default Amount and the Contributed Capital of the Delinquent Member will be decreased by the Default Amount. In the case of an election under Section 3.5(d), the Contributed Capital of the Non-Defaulting Member will be increased by the Default Amount multiplied by (ii) the Dilution Multiple, and (b) the Contributed Capital of the Delinquent Member will be decreased by (i) the amount calculated in clause (a) above; minus (ii) the Default Amount. In the case of an election under Section 3.5(d)(v)(B), the amount contributed on behalf of the Delinquent Member will be a Capital Contribution of the Delinquent Member but will not affect the Members’ Capital Accounts.

“Control” means (a) when used as a verb, (i) with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management, or by contract, operating agreement, voting trust or otherwise, and (ii) with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise, and (b) when used as a noun, an interest that gives the holder the ability to exercise any of the powers described in clause (a).

“Default Rate” means a rate per annum equal to the lesser of (a) the Prime Rate plus four percentage points, and (b) the maximum non-usurious rate permitted by applicable Law.

“Developed IP” means any and all discoveries, inventions, processes, methods, techniques, know-how, and Intellectual Property Rights and other proprietary rights, expressed in whatever form and may include technical information, procedures, formulae, protocols, software, specifications, flowcharts, instructions, data, and other documents and materials that are learned, owned, generated, developed or acquired by or on behalf of the Company in the course of Operations but explicitly excludes any Background IP, including any Member Licensed IP.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including, but not limited to, pre-stripping, stripping and the construction or installation of a mill, leach facilities, or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products, and all related Environmental Compliance.

“Dilution Multiple” means 150%.

“Encumbrance” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, right of first refusal, right of first offer, adverse claim, levy, royalty interest, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Compliance Fund” means the account established under Section 2.14 of Exhibit B.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; employee health and safety; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all Adverse Consequences (including liabilities for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) that are asserted against the Company, either Member or the Manager, by any Person other than the other Members, arising out of, based on or resulting from (a) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties or emanating, migrating or threatening to emanate or migrate from the Properties to off-site properties, (b) physical disturbance of the environment, or (c) the violation of, or non-compliance with, or alleged violation of, or non-compliance with, any Environmental Laws.

“Existing Data” means (a) all records, information and data relating to title to the Properties or environmental conditions at or pertaining to the Properties, (b) all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, including, but not limited to, that associated with the Pilot Plant and the Preliminary Economic Assessment, Round Top Project, dated August 16, 2019, prepared by Gustavson Associates, and (c) all production reports, accounting and financial records, and other material information, in each case pertaining to or developed in operations on the Properties and existing on the Effective Date, which has been contributed to the Company by USARE and TMRC.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including drilling required after discovery of potentially commercial mineralization, and all related Environmental Compliance.

“Feasibility Study” means a study completed for the Approved Alternative in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry, including an analysis and refinement of the information presented in the Pre-Feasibility Study for the Approved Alternative.

“Financing Parties” means lenders, financial institutions, security holders, investors, export credit agencies, multilateral institutions, equity providers and other Persons providing Project Financing to the Company, and all trustees, agents, nominees and Persons acting in similar capacities on behalf of any such Persons, and the successors and assigns of any of them.

“Force Majeure Event” means, with respect to the Manager or any Member, any cause, condition, event or circumstance, whether foreseeable or unforeseeable, beyond its reasonable control, including the following to the extent beyond its reasonable control (but specifically excluding any event that is caused by unavailability of funds): (a) labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member or Manager to grant), (b) the inability to obtain on reasonably acceptable terms any Permit or private license, consent or other authorization, and any actions or inactions by any Governmental Authorities or private third parties that delay or prevent the issuance or granting of any Permits or other authorization required to conduct Operations beyond the reasonable expectations of the Member or Manager seeking the Permit or other authorization, including (i) the failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within 18 months of initiation of that process, and (ii) an appeal of the issuance of a Permit or authorization that revokes, suspends or curtails the right under the Permit or authorization to conduct Operations, (c) changes in Law, and instructions, requests, judgments and orders of Governmental Authorities, (d) curtailments or suspensions of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws, (e) acts of terrorism, acts of war, and conditions arising out of or attributable to terrorism or war, whether declared or undeclared, (f) riots, civil strife, insurrections and rebellions, (g) fires, explosions and acts of God, including epidemics or pandemics, earthquakes, storms, floods, sink holes, droughts and other adverse weather conditions, (h) delays and failures of suppliers to supply, or of transporters to deliver, materials, parts, supplies, services or equipment, (i) contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services, (j) accidents, (k) breakdowns of equipment, machinery or facilities, (l) actions by native rights groups, environmental groups, or other similar special interest groups, and (m) other similar causes, conditions, events and circumstances, whether similar or dissimilar to the foregoing, beyond its reasonable control.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” includes any:

(i)individual who is employed by or acting on behalf of a Governmental Authority, a person Controlled by a Governmental Authority (including state owned enterprises) or a public international organization;

(ii)political party, party official or political office candidate;

(iii)individual who holds or performs the duties of an appointment, office or position created by custom or convention, including, potentially, some tribal leaders and members of royal families; or

(iv)individual who holds themselves out to be the authorized intermediary of any person specified above.

“Governmental Authority” means any domestic or foreign national, regional, state, tribal, or local court, governmental department, commission, authority, central bank, board, bureau, agency, official, or other instrumentality exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Governmental Fees” means all rental fees, maintenance payments, recording or filing fees and other payments required by Law to be paid to any Governmental Authority to acquire or maintain any licenses, permits, concessions, fee lands, mining leases, surface leases or other tenures included in the Properties.

“Initial Program and Budget” means the Program and Budget adopted by the Members and the Manager and attached as Exhibit F.

“Insolvency Event” means, with respect to a Person, the occurrence of any of the following events: (a) a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of the Person’s assets is appointed and the appointment is neither made ineffective nor discharged within 60 days after the making thereof, or the appointment is consented to, requested by, or acquiesced in by the Person, (b) the Person commences a voluntary case, or consents to the entry of any order for relief in an involuntary case, under any applicable bankruptcy, insolvency or similar Law, (c) the Person consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets, (d) the Person makes a general assignment for the benefit of creditors or fails generally to pay its debts as they become due, or (e) entry is made against the Person of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar Law.

“Intellectual Property” means any and all discoveries, inventions, processes, methods, techniques, know how, and improvements or modifications to the same related in any way to the Assets or Operations, including all associated Intellectual Property Rights and other proprietary rights, expressed in whatever form and may include technical information, procedures, formulae, protocols, software, specifications, flowcharts, instructions, data, and other documents and materials of a Member or the Company, whether were conceived, created, or developed prior to or after the Effective Date.

“Intellectual Property Rights” means any and all proprietary rights related to the Assets that are provided under patent law, copyright law, trade-mark law, design patent or industrial design law, or any other applicable Laws, including trade secret law, that may provide a right in ideas, formulae, algorithms, concepts, inventions, know-how, computer software, database or design, or the expression or use thereof.

“Interest” means, with respect to a Member (a) the limited liability company interest of the Member, including the Member’s Capital Account and share of items of Profit, Loss and credits of, and the right to receive distributions (liquidating or otherwise) from the Company under the terms of this Agreement, (b) the Member’s status as a Member, (c) all other rights, benefits and privileges enjoyed by the Member in its capacity as a Member, including the Member’s rights to vote, consent and approve those matters described in this Agreement, and (d) all obligations, duties and liabilities imposed on the Member under this Agreement in its capacity as a Member (but not in the capacity of a Manager or other capacity). The Interest of a Member will be reflected as a percentage, reflecting the percentage interest of the Member in certain allocations of items of Profit, Loss and credit and certain distributions of cash or property, as the percentage interest may from time to time be adjusted under this Agreement. Interests will be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of 0.005 or more will be rounded up to 0.01. Decimals of less than 0.005 will be rounded down. The initial Interests of the Members as of the Effective Date are in Section 3.1(a).

“Law” means all applicable federal, state, local, municipal, tribal and foreign laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Leased Property” means the leasehold interest in certain lands and water rights in Hudspeth County, Texas, more particularly described in the Mining Leases, the Surface Leases and the Water Lease.

“Loss” means any item of loss or deduction of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the capital accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of deduction and loss.

“Manager” means the person appointed to manage, direct and control Operations appointed pursuant to Section 5.3 and any Person appointed as the subsequent or replacement Manager pursuant to Section 5.7.

“Member” and “Members” mean USARE and TMRC and any other Person admitted as a substituted or additional Member of the Company under this Agreement. The term “Member” also includes a former Member, but only to the extent of any rights or obligations under this Agreement that expressly survive the resignation of the Member, the Transfer of the Member’s Interest or the dissolution and liquidation of the Company.

“Member Licensed IP” has the meaning set out in Section 10.3(c).

“Mining” means the mining, extracting, producing, handling, milling or other processing of Products, including processing through the Pilot Plant.

“Mining Leases” means the mining leases included in the Leased Property in Hudspeth County, Texas, more particularly described in Exhibit A, which has been contributed to the Company by TMRC.

“Misconduct” means, with respect to a Member (a) an unauthorized act or assumption of liability by the Member, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the Company or the other Member, except under the authority expressly granted in this Agreement or as otherwise agreed in writing by the Members, (b) a material breach by the Member in its capacity as a Member (but not in its capacity as a Manager or Representative) of any covenant contained in this Agreement, or (c) if the Member or an Affiliate of the Member is the Manager, a material breach by the Manager of any of its material obligations under this Agreement that (i) constitutes a breach of its standard of care under Section 5.4, as limited by Section 5.5 and (ii) continues for 30 days after notice from any other Member demanding performance (unless the Manager in good faith disputes the existence of the material breach or the material obligation).

“Net Proceeds” means the amounts calculated as provided in Exhibit D payable to a Member after the resignation or deemed resignation of the Member as provided in this Agreement.

“OFAC” means the Office of Foreign Asset Control of the U.S. Department of the Treasury.

“Operations” means the activities and operations of the Company.

“Owned Surface” means the surface estate in Hudspeth County, Texas, more particularly described in Exhibit A, which has been contributed to the Company by TMRC.

“Permit” means the permits described in Exhibit A and any permit, franchise, license, authorization, order, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by any Governmental Authority and acquired by the Company.

“Permitted Encumbrance” means, with respect to any Asset, (a) Encumbrances specifically approved by the Management Committee, (b) mechanic’s, materialmen’s or similar Encumbrances if payment of the secured obligation is not yet overdue or being contested in good faith, (c) Encumbrances for Taxes, assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue or being contested in good faith, (d) Encumbrances existing at the time of, or created concurrent with, the acquisition of the Assets, (e) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not materially interfere with, materially impair or materially impede the Business or Operations or the value or use of the Assets, (f) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other similar obligations that are incurred in the ordinary course of Operations on the Assets, and (g) Encumbrances consisting of (i) rights reserved to or vested in any Governmental Authority to control or regulate the Assets, (ii) the terms and conditions of any agreement included in the Assets, including the Mining Leases, the Water Lease, the Surface Lease, the Surface Option and the Contracts and the rights of the counterparties to such agreements, including the rights to payments and royalties, (iii) obligations or duties to any Governmental Authority with respect to any Permits and the rights reserved or vested in any Governmental Authority to terminate any such Permits or to condemn or expropriate any property, and (iv) zoning or other land use or Environmental Laws of any Governmental Authority, and (f) Encumbrances arising under the Contribution Agreement and this Agreement.

“Person” means a natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority or other entity.

“Personnel” means: (a) in relation to a party, any of its (or any Affiliates) directors, officers, employees, agents, Subcontractors (including Subcontractors’ Personnel) and representatives; and (b) in relation to a Subcontractor, any of its directors, officers, employees, agents, subcontractors or representatives.

“Pilot Plant” means the CIX/CIC processing facility located in Wheat Ridge, Colorado and all associated equipment, spare parts, technology and Intellectual Property and Intellectual Property Rights, which have been contributed to the Company by USARE.

“Pilot Plant Developed IP” has the meaning set forth in Section 10.3(a).

“Pilot Plant IP” has the meaning set forth in Section 10.3(b).

“Pre-Feasibility Study” means a study in a form typically acceptable in the mining industry that considers the economic, engineering and operational feasibility of Development and of conducting Mining Operations on the Properties and which may consider, among other things: (i) analyses of the various alternatives for mining, processing and beneficiation of Products; (ii) analyses of alternative mining, milling, and production rates; (iii) analyses of alternative sites for placement of facilities (i.e., water supply facilities, transport facilities, reagent storage, offices, shops, warehouses, stock yards, explosives storage, handling facilities, housing, public facilities); (iv) analyses of alternatives for waste treatment and handling (including a description of each alternative of the method of tailings disposal and the location of the proposed disposal site); (v) estimates of recoverable proven and probable reserves of Products and of related substances, in terms of technical and economic constraints (extraction and treatment of Products), including the effect of grade, losses, and impurities, and the estimated mineral composition and content thereof, and review of mining rates commensurate with such reserves; (vi) analyses of environmental impacts of the various alternatives, including an analysis of the permitting, environmental liability and other Environmental Law implications of each alternative, and costs of Environmental Compliance for each alternative; (vii) conduct of appropriate metallurgical tests to determine the efficiency of alternative extraction, recovery and processing techniques, including an estimate of water, power, and reagent consumption requirements; (viii) conduct of hydrology and other studies related to any required dewatering; and (ix) such other studies and analyses as are typically considered in the mining industry.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by USARE) or any similar release by the Federal Reserve Board (as reasonably determined by USARE). Each change in the Prime Rate will be effective from and including the date such change is publicly announced or quoted as being effective.

“Products” means all ores, minerals and mineral resources, including raw, intermediate or final products produced from the Properties.

“Profit” means any item of income or gain of the Company as determined under the capital accounting rules of Treasury Regulation § 1.704-1(b)(2)(iv) for purposes of adjusting the Capital Accounts of the Members including, without limitation, the provisions of paragraphs (b), (f) and (g) of those regulations relating to the computation of items of income or gain.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period.

“Project Financing” means any financing approved by the Management Committee and obtained by the Company for the purpose of placing a mineral deposit situated on the Properties into commercial production, and any replacement, renewal or extension financing or refinancing approved by the Management Committee. Project Financing will not include any financing obtained individually by a Member to finance payment or performance of its obligations under this Agreement.

“Properties” means (a) the Mining Leases, the Concessions, the water and water rights in the Water Lease, easements, rights-of-way and other appurtenances attached to or associated with the foregoing interests in land and water, and (b) all other interests in real property and water rights that are acquired by the Company within the Area of Interest.

“Rare Earth Elements” means the lanthanide group of 15 metallic elements on the periodic table plus scandium and yttrium.

“REE Mining Company” means any company engaged in extracting or processing Rare Earth Elements as its principal product, unless such extraction or processing is from a waste or byproduct stream, such as the reprocessing of tailings from other activities, remediation of acid mine drainage, or processing of waste from coal mining.

“Remaining Committed Sole Funding Amount” means $3,761,780, which has been contributed to the Company by USARE pursuant to the Contribution Agreement as of the Capital Contribution Effective Date, and which has been deposited in the Business Account by the Manager for use in funding adopted Programs and Budgets. To the extent that USARE makes additional contributions to the Company prior to the Effective Date the Company shall reimburse USARE.

“Sanctioned Entity” means:

(i)a country or a government of a country;

(ii)an agency of the government of a country;

(iii)an organization directly or indirectly controlled by a country or its government; or

(iv)a person resident in or determined to be resident in a country,

in each case, that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC or by any United States Governmental Authority.

“Sanctioned Person” means at any time (a) any person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a person or legal entity that is a target of Sanctions, (c) any person operating, organized or resident in a Sanctioned Entity, or (d) any person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such person or persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order or any other Governmental Authority with jurisdiction over any party or any of their respective Subsidiaries or Affiliate.

“Securities Act” means the Securities Act of 1933, together with the rules and regulations promulgated by the United States Securities and Exchange Commission under the statute.

“Surface Lease” means the lease of surface estate in Hudspeth County, Texas, more particularly described in Exhibit A, which has been contributed to the Company by TMRC.

“Surface Option” means the option to purchase the surface estate in Hudspeth County, Texas, more particularly described in Exhibit A, which has been contributed to the Company by TMRC.

“Suspension Option” has the meaning set forth in Section 5.2.

“Tax Distribution Amount” means, with respect to each Member, the remainder of the amount calculated in clause (a) below minus the amount calculated in clause (b) below.

(a)The amount under this clause (a) is the product of Tax Rate multiplied by the remainder of (i) the cumulative amounts of items of income and gain allocated to the Member for federal income tax purposes for all periods (excluding gains from the sale of all or substantially all the assets of the Company), minus (ii) the cumulative amounts of items of deduction, loss and expense allocated to the Member for federal income tax purposes for all periods (excluding losses from the sale of all or substantially all of the assets of the Company).

(b)The amount under this clause (b) is the cumulative distributions distributed to the Member pursuant to this Agreement for all periods.

“Tax Rate” means the U.S. federal corporate tax rate, currently 21%, as may be changed from time to time.

“Transfer” means, with respect to any asset, including any Interest or other interest in the Company (including any right to receive distributions from the Company or any other economic interest in the Company), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of the asset, whether the disposition is voluntary, involuntary or by merger, exchange, consolidation, bankruptcy or other operation of Law, including (a) in the case of an asset owned by a natural person, a transfer of the asset upon the death of its owner, whether by will, intestate succession or otherwise, (b) in the case of an asset owned by a Person that is not a natural person, a distribution of the asset, including in connection with the dissolution, liquidation, winding up or termination of the Person (other than a liquidation under a deemed termination solely for tax purposes), and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance on the asset; provided, that the creation of an Encumbrance on an asset will not constitute a Transfer of the asset.

“Underlying Agreement” means any agreement, conveyance or instrument to which any of the Properties are subject and that contain unperformed, ongoing or surviving obligations or liabilities of any party, including the Mining Lease, Surface Lease and the other agreements, conveyances and instruments, which have been contributed to the Company by USARE and TMRC.

“Water Lease” means the lease of water rights in Hudspeth County, Texas, more particularly described in Exhibit A, which has been contributed to the Company by TMRC.

1.2Interpretation. In interpreting this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require, (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by those words or words of similar import, (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Appendix or Exhibits, and not to any particular Article, Section, or other subdivision of this Agreement or Appendix or Exhibit to this Agreement, (c) any pronoun will include the corresponding masculine, feminine, and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement (including this Agreement) or other document are to the agreement or document as amended, modified, supplemented, and restated now or from time to time in the future, (f) references to any Law are to it as amended, modified, supplemented, and restated now or from time to time in the future, and to any corresponding provisions of successor Laws, (g) except as otherwise expressly provided in this Agreement, references to an “Article,” “Section,” “preamble,” “recital,” or another subdivision, or to the “Appendix” or an “Exhibit,” are to an Article, Section, preamble, recital or subdivision of this Agreement, or to the “Appendix” or an “Exhibit” to this Agreement, (h) references to any Person include the Person’s respective successors and permitted assigns, (i) references to “dollars” or “$” will mean the lawful currency of the United States of America, (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days, (k) if interest is to be computed under this Agreement, it will be computed on the basis of a 360-day year of twelve 30-day months, (l) if any action or notice is to be taken or given on or by a particular calendar day, and the calendar day is not a Business Day, then the action or notice may be taken or given on the next succeeding Business Day, and (m) any financial or accounting terms that are not otherwise defined herein will have the meanings given under GAAP.

1.3Coordination with Exhibits. Notwithstanding Section 1.2(g), except as otherwise expressly provided in an Exhibit, references in the Exhibit to an “Article,” or “Section” or another subdivision, are to an “Article,” “Section” or subdivision of the Exhibit. Except as otherwise provided in an Exhibit, capitalized terms used in the Exhibit that are not defined in the Exhibit will have the meanings given to them in this Agreement. If any provision of an Exhibit, other than Exhibit C, conflicts with any provision in the body of this Agreement, the provision in the body of this Agreement will control. If any provision of Exhibit C conflicts with any provision in the body of this Agreement, the provision in Exhibit C will control.

Article II

The Limited Liability Company

2.1General. The Company has been duly organized under the Act by the filing of its certificate of formation in the Office of the Delaware Secretary of State by an authorized person. The Members agree that their rights relating to the Company, the Assets and Operations will be subject to and governed by this Agreement. To the fullest extent permitted by the Act, this Agreement will control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that also is provided for in the Act.

2.2Name. The name of the Company is “Round Top Mountain Development, LLC.” The Manager will accomplish any filings or registration required by jurisdictions in which the Company conducts its Business.

2.3Purposes. The Company is formed for the following purposes:

(a)to conduct Exploration on the Properties and within the Area of Interest;

(b)to acquire additional real property and other interests within the Area of Interest;

(c)to evaluate the possible Development and Mining of the Properties and other Assets acquired within the Area of Interest;

(d)to engage in Development and Mining on the Properties and other Assets acquired within the Area of Interest;

(e)to engage in the marketing, sale and distribution of Products, to the extent provided in Section 7.3; and

(f)to perform any other activities necessary, appropriate or incidental to any of the foregoing or to satisfy or comply with Environmental Compliance obligations, Continuing Obligations and Laws.

2.4Limitation. Unless the Management Committee makes a decision to the contrary in such regard, the Business of the Company will be limited to the purposes described in Section 2.3, and nothing in this Agreement will be construed to enlarge those purposes.

2.5The Members. The Manager will maintain a register containing the name, business address, Interest and Representatives of each Member, updated to reflect the admission of additional or substituted Members, changes of address, changes in Interests and other changes in accordance with this Agreement, and will provide the updated register to any Member promptly after the written request of the Member.

2.6Issuance of Additional Interests. Additional Interests may be issued for such Capital Contributions and with such rights, privileges and preferences as approved by the Management Committee. If the issuance of additional Interests has been properly approved under this Section 2.6, the Persons to whom such additional Interests have been issued will automatically be admitted to the Company as Members.

2.7Term. The Company has perpetual existence; provided, that the Company will be dissolved upon the occurrence of an event described in Section 9.3.

2.8Registered Agent; Offices. The initial registered office of the Company and the initial registered agent for service of process on the Company in the State of Delaware are in the Company’s certificate of formation. The Manager may from time to time designate a successor registered office and registered agent and may amend the certificate of formation of the Company to reflect the change without the approval of the Members or the Management Committee. The location of the principal place of business of the Company will be the Manager’s principal place of business or other location selected by the Manager. The Manager will make such additional filings and registrations as are necessary to conduct business in the State of Texas.

Article III

Interests; Capital Contributions

3.1Interests.

(a)Initial Interests. Pursuant to the Option Agreement (as defined in the Contribution Agreement) and as implemented in the Contribution Agreement, concurrently with execution of this Agreement, TMRC has sold to USARE one-third of the 30.000% Interest it was entitled to receive pursuant to the Option Agreement which will result in USARE owning an 80.000% Interest in the Company and TMRC owning a 20.000% Interest in the Company.

(b)Adjustments to Interests. In addition to the provisions of Section 3.1(a), the Interests of the Members will be adjusted (i) upon the resignation or deemed resignation of a Member under Sections 3.3, 3.5(d) or 9.1 or upon the redemption of a Member’s Interest, to reflect the cancellation of the Member’s Interest, (ii) upon an election by a Non-Contributing Member to contribute less to an adopted Program and Budget than the percentage reflected by the Non-Contributing Member’s Interest, or an election by a Contributing Member to make an Excess Contribution of an Underfunded Amount, in each case as provided in Section 6.6, (iii) upon the recalculation or restoration of Interests after the completion of a Program and Budget under Section 6.7, (iv) upon the default by a Member in making its required Capital Contributions to an adopted Program and Budget, followed by a proper election by the Non-Defaulting Member under Section 3.5(c), (v) upon the Transfer by a Member of all or less than all of its Interest under Article X, and (vi) upon the issuance of additional Interests in the Company under Section 2.6.

3.2Initial Contributions.

(a)USARE Initial Contribution. As its initial Capital Contribution, USARE has contributed to the Company as of the Effective Date the Assets to be contributed by USARE under the Contribution Agreement. As a result of the sale set forth in Section 3.1(a), the Members agree that the fair market value of the initial Capital Contributions of USARE is $11,428,571.

(b)TMRC Initial Contribution. As its initial Capital Contribution, TMRC has contributed to the Company as of the Effective Date the Assets to be contributed by TMRC under the Contribution Agreement. As a result of the sale set forth in Section 3.1(a), the Members agree that the fair market value of the initial Capital Contributions of TMRC is $2,857,143.

3.3Sole and Joint Funding.

(a)Sole Funding. Until such time as the Remaining Committed Sole Funding Amount is fully expended pursuant to the Initial Program and Budget, all expenditures made under such Programs and Budgets will be funded solely from the Remaining Committed Sole Funding Amount and neither Member will be required to meet cash calls issued pursuant to Section 3.4.

(b)Joint Funding. From and after, but only from and after, the expenditure by the Company of the Remaining Committed Sole Funding Amount pursuant to an adopted Program and Budget, the Members will, subject to an election under Section 6.6, be obligated to make additional Capital Contributions to adopted Programs and Budgets in accordance with Section 3.4, pro rata in proportion to their respective Interests (“Joint Funding”).

3.4Cash Calls. Upon commencement of Joint Funding, on the basis of the adopted Program and Budget then in effect, the Manager will submit to each Member at least 10 days before the last day of each month, a billing for the estimated cash requirements of the Company for the next month. Within 10 days after receipt of such a billing, each Member will pay to the Company, as an additional Capital Contribution, its proportionate share of the estimated amount based on its Interest. Time is of the essence in the payment of such billings. Subject to receipt of such Capital Contributions or other funds under this Agreement, the Manager will maintain a minimum cash reserve of the amount the Manager estimates will be required to pay Company costs and expenses that are, or will become, payable within 30 days after the date of determination. All funds in excess of the immediate cash requirements of the Company will be invested in the Business Account.

3.5Remedies for Failure to Meet Cash Calls.

(a)Event of Default. Except as provided in Section 7.3(c), if a Member (the “Delinquent Member”) does not contribute all or any portion of any additional Capital Contribution that such Member is required to contribute under Section 3.4 (the “Default Amount”), then the other Member (the “Non-Defaulting Member”) may elect to exercise its rights under either Section 3.5(b), 3.5(c) or 3.5(d) by written notice to the Delinquent Member within 10 Business Days after the occurrence of the default (the “Election Notice”).

(b)Ordinary Dilution. If the Non-Defaulting Member makes an election under this Section 3.5(b), the Delinquent Member will have 15 days from the date of receipt of the Election Notice to contribute the Default Amount with interest at the Default Rate to the Company; failing which, the Non-Defaulting Member may elect under this Section 3.5(b): (i) to contribute the Default Amount to the Company, or (ii) not to contribute the Default Amount to the Company and, in both cases, the Interests of the Members will be recalculated at the time and in the manner prescribed in Section 6.7(b).

(c)Default Loan. If the default by the Delinquent Member is the second or any subsequent default during the period of any adopted Budget, the Non-Defaulting Member has the option, but not the obligation, to elect under this Section 3.5(c) to pay the entire Default Amount to the Company on behalf of the Delinquent Member within such 10 Business Day period and the Default Amount will be treated as a loan (a “Default Loan”) from the Non-Defaulting Member to the Delinquent Member, and a Capital Contribution of that amount to the Company by the Delinquent Member, with the following results:

(i)the amount of the Default Loan will bear interest at the Default Rate from the date that the Non-Defaulting Member makes the Default Loan until the date that the Default Loan, together with all accrued and unpaid interest, is repaid by the Delinquent Member to the Non-Defaulting Member or from distributions as provided in Section 3.5(c)(ii) (with all payments or distributions being applied first to accrued and unpaid interest and then to principal);

(ii)all distributions and distributions of the proceeds of sales under Section 7.1(b)) that otherwise would be made to the Delinquent Member after the date of the default (whether before or after the dissolution of the Company) instead will be made to the Non-Defaulting Member until the Default Loan and all accrued and unpaid interest have been paid in full to the Non-Defaulting Member;

(iii)The Default Loan will have a term of one year, payable in 12 equal monthly installments of principal and interest with the first installment due on the fifth day of the full calendar month next following the date of the Default Loan, with all payments applied first to accrued but unpaid interest and then to principal;

(iv)Upon payment in full of the Default Loan (except as provided in Section 3.5(c)), the Default Loan will be satisfied and the amount of Capital Contribution made on behalf of the Delinquent Person will be deemed made by the Delinquent Member;

(v)Upon any default in the payment of the principal of or interest on the Default Loan, the Non-Defaulting Member may, by Notice to the Delinquent Member, (A) elect to satisfy the Default Loan by taking an exchange of the unpaid balance of the Default Loan for a portion of the Interest of the Delinquent Person calculated as provided in Section 3.5(d) or (B) seek to foreclose upon the Default Loan in any court of competent jurisdiction;

(d)Accelerated Dilution. If the default by the Delinquent Member is the second or any subsequent default during the period of any adopted Budget, the Non-Defaulting Member may elect under this Section 3.5(d), to contribute the Default Amount to the Company on behalf of the Delinquent Member and to reduce the Interest of the Delinquent Member by an amount (expressed as a percentage) equal to: (i) the Dilution Multiple; multiplied by the Default Amount; divided by (ii) the aggregate Contributed Capital of all Members (determined after taking into account the contribution of the Default Amount on behalf of the Delinquent Member). The Interest of the Non-Defaulting Member will be increased by the reduction in the Interest of the Delinquent Member.

(e)Sole Remedy. The applicable provisions of this Section 3.5 will be the sole and exclusive remedies available to the Non-Defaulting Member for a default by the Defaulting Member.

3.6Security. Each Member hereunder grants to the other a security interest in its Interest and share of distributions (or sales of Products by the Company under Section 7.3 and distributions of the proceeds of such sales under Section 7.1(b)) that otherwise would be made to the Delinquent Member after the date of the default, to secure the payment obligations of the Non-Defaulting Member hereunder. Each Member hereby authorizes the other to file and record all financing statements, continuation statements and other instruments necessary or desirable to perfect or effectuate the provisions of this Section 3.6.

3.7Return of Contributions. Except as expressly provided in this Agreement, no Member will be entitled to the return of any part of its Capital Contributions or to be paid interest on either its Capital Account or its Capital Contributions. No Capital Contribution that has not been returned will constitute a liability of the Company, the Manager or any Member. A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any Member’s Capital Contributions. The provisions of this Section 3.7 will not limit a Member’s rights or obligations under Section 7.2.

Article IV

Members

4.1Limited Liability. The liability of each Member will be limited as provided by the Act. No Member or the Manager, or any combination, will be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a Member or the Manager or any combination.

4.2Company Indemnification of Members. Except as provided in Section 4.5, the Company will indemnify, defend and hold harmless each Member and its Affiliates, and their respective directors, officers, employees, agents and attorneys from and against any and all Adverse Consequences incurred or suffered by them that arise out of or relate to (a) the Company or Operations, including Environmental Liabilities and Continuing Obligations, (b) any Assets distributed to such Member as an objecting Member under Section 10.2, but only to the extent arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted before the date of such distribution, and (c) any reimbursements by the Member under Section 4.4. In all cases of this Section 4.2, and without limiting Sections 4.3 or 4.4, indemnification will be provided only out of and to the extent of the net assets of the Company, and no Member will have any personal liability whatsoever for indemnification under this Section 4.2. Notwithstanding the previous provisions of this Section 4.2, the Company’s indemnification obligations under this Section 4.2 as to third party claims will be only with respect to Adverse Consequences not otherwise compensated by insurance carried for the benefit of the Company or carried by the Company for the benefit of the Members.

4.3Member Indemnification.

(a)Indemnification Obligations. Except as provided in Section 4.5, each Member (the “Indemnifying Member”) will indemnify, defend and hold harmless each other Member and its Affiliates, and their respective directors, officers, employees, agents and attorneys (collectively, the “Indemnified Member Parties”) and the Company from and against any and all Adverse Consequences that arise out of or result from the Misconduct of the Indemnifying Member (including in its capacity as the Manager).

(b)Notice. If any claim or demand is asserted against an Indemnified Member Party or the Company with respect to which the Indemnified Member Party or the Company may be entitled to indemnification under this Agreement, then the Indemnified Member Party will cause notice of the claim or demand (together with a reasonable description), to be given to the Indemnifying Member promptly after the Indemnified Member Party has knowledge or notice of the claim or demand. Failure to promptly provide the notice will not relieve the Indemnifying Member of its indemnification obligations, except to the extent the Indemnifying Member is materially prejudiced by the failure.

(c)Assumption of Defense by Indemnifying Member. The Indemnifying Member will have the right, but not the obligation, by written notice to the Indemnified Member Party with a copy to the Company delivered within 30 days after the receipt of a notice under Section 4.3(b), to assume the entire control of the defense, compromise and settlement of the claim or demand that is the subject of the notice, including the use of counsel chosen by the Indemnifying Member, all at the sole cost and expense of the Indemnifying Member. Notwithstanding the foregoing, the Indemnified Member Party may participate in the defense at the sole cost and expense of the Indemnified Member Party. The assumption of the defense of the claim or demand by the Indemnifying Member will constitute a waiver by the Indemnifying Member of its right to contest or dispute its indemnification obligation for the claim or demand. Any Adverse Consequences to the assets or business of the Indemnified Member Party or the Company caused by the failure of the Indemnifying Member to defend, compromise or settle a claim or demand in a diligent manner after having given notice that it will assume control of the defense, compromise and settlement of the matter will be included in the Adverse Consequences for which the Indemnifying Member will be obligated to indemnify the Indemnified Member Parties and the Company. Any settlement or compromise of any claim or demand by the Indemnifying Member will be made only with the consent of the Indemnified Member Party, which may not be unreasonably withheld or delayed. An Indemnified Member Party will not be considered unreasonable in withholding its consent unless the settlement or compromise includes a full release of all claims and liabilities against the Indemnified Member Parties and the Company arising out of or relating to the claim or demand, provides for the payment of only money damages, and the Indemnifying Member has provided to the Indemnified Member Parties assurance acceptable to the Indemnified Member Parties of the payment of such money damages immediately upon the settlement or compromise.

(d)Defense by Indemnified Member Party or Company. Before the assumption of the defense of any claim or demand subject to indemnification by an Indemnifying Member, the Indemnified Member Party or the Company may file any motion, answer or other pleading, or take such other action as it deems appropriate, to protect its interests or those of the Company or the Indemnifying Member. If it is finally determined that the Indemnifying Member is responsible for indemnification of any such claim or demand, or if the Indemnifying Member elects to assume the defense of the claim or demand under Section 4.3(c), then the Indemnifying Member will promptly reimburse the Indemnified Member Party or the Company for all costs and expenses incurred under the previous sentence. If the Indemnifying Member does not elect to control the defense, compromise and settlement of a claim or demand under Section 4.3(c), and it is finally determined that the Indemnifying Member is responsible for indemnification of the claim or demand, then the Indemnifying Member will be bound by the results of the defense, compromise or settlement, and all costs and expenses incurred by the Indemnified Member Parties and the Company in conducting the defense, compromise or settlement will be included in the Adverse Consequences for which the Indemnifying Member is obligated to indemnify the Indemnified Member Parties and the Company.

4.4Member Reimbursement Obligations. Each Member will be liable to each other Member (including in its capacity as the Manager) to reimburse and pay to such other Member its respective share, based on Interests, of any and all Adverse Consequences incurred or suffered by such other Member and its Affiliates that arise out of or relate to (a) the Operations of the Company, including Environmental Liabilities and Continuing Obligations, conducted after the Effective Date, and (b) any Properties distributed to the other Member as an objecting Member under Section 10.2, but only to the extent in the case of this clause (b) arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, arising before the date of such distribution. For purposes of this Section 4.4, each Member’s share of such liability will be equal to its Interest at the time of the actions, omissions or events giving rise to the Adverse Consequences (or as to any actions, omissions or events arising or existing before the Effective Date, such Member’s initial Interest). Neither the resignation nor deemed resignation of a Member, any Transfer or redemption of all or any portion of a Member’s Interest, any reduction of a Member’s Interest, the distribution to the other Member of Properties under Section 10.2, nor the dissolution, liquidation nor termination of the Company, will relieve a Member of its share of any such liability accruing before such resignation, deemed resignation, Transfer, redemption, reduction, distribution, dissolution, liquidation or termination. Notwithstanding the foregoing provisions of this Section 4.4, this Section 4.4 will apply only in the case that the Member from whom the other Member is requesting reimbursement or any of its Affiliates is finally determined to be personally liable for the Adverse Consequences, and will not be construed as a waiver or reduction of the limitations under the Act or other applicable Law of the liability of a Member or the Manager for Company debts, obligations and liabilities.

4.5Coordination. Notwithstanding anything to the contrary in this Article IV, (a) the provisions of Sections 4.2, 4.3 and 4.4 will not apply to Adverse Consequences arising out of or relating to the breach of any representations or warranties under the Contribution Agreement that are covered by the indemnification obligations under the Contribution Agreement, and (b) no Member, or any of its Affiliates, or any of their respective directors, officers, employees, agents or attorneys will be entitled to indemnification or reimbursement under Sections 4.2, 4.3 and 4.4 for Adverse Consequences, to the extent the Adverse Consequences arise out of or result from the Misconduct of such Member, any of its Affiliates, or any of their respective directors, officers, employees, agents or attorneys.

4.6Exclusive Rights of Members. Notwithstanding anything in this Agreement to the contrary, no Person other than a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) will have the right to enforce any representation, warranty, covenant or agreement of a Member or the Manager under this Agreement or the Contribution Agreement, and specifically neither the Company nor any lender or other third party will have any such rights, it being expressly understood that the representations, warranties, covenants and agreements contained in this Agreement and the Contribution Agreement will be enforceable only by a Member (on its own behalf and on behalf of the Company and its Indemnified Member Parties) against another Member or the Manager. For the avoidance of doubt, the Company will be bound by the provisions of this Agreement but will have no right to enforce those provisions against a Member or the Manager, such rights being exclusively vested in the Members. Any Member may bring a direct action on behalf of the Company against any other Member or the Manager without the requirement to bring a derivative action or otherwise satisfy the requirements of sections 18-1001 through 18-1004 of the Act or other similar requirements.

4.7Meetings; Written Consent. Meetings of the Members will not be required for any purpose. Any action required or permitted to be taken by Members may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by all of the Members.

4.8No Member Fees. Except as otherwise provided in this Agreement, no Member will be entitled to compensation for attendance at Member meetings or for time spent in its capacity as a Member.

4.9No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Representative be a partner or joint venturer of any other Member, Manager or Representative for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

4.10No Implied Covenants; No Fiduciary Duties. There are no implied covenants contained in this Agreement other than the contractual duty of good faith and fair dealing. The Members, the Manager and the Representatives will not have any fiduciary or other duties to the Company or the other Members except as specifically provided by this Agreement, and the Members’, the Representatives’, and the Manager’s duties and liabilities otherwise existing at law or in equity are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement.

4.11Other Business Opportunities. Except as provided in Sections 9.2 and 10.1, (a) each Member (including in its capacity as a Manager) and its Representatives will have the right independently to engage in and receive the full benefits from business activities, whether or not competitive with the Operations, without consulting the Company or any other Member, (b) the doctrines of “corporate opportunity” and “business opportunity” will not be applied to any other activity, venture, or operation of any Member or Representative or the Manager, and (c) no Member or Representative or the Manager will have any obligation to any other Member or the Company with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company.

4.12Cooperation with Financing Parties. Each Member and the Manager acknowledges that if the Company seeks Project Financing, the Financing Parties may from time to time request modifications to this Agreement and certain documents from such Member or Manager. Each Member and Manager will furnish to the Financing Parties such written information, certificates, opinions, affidavits, lien waivers and other like documents as may be requested by the Financing Parties and approved by the Management Committee. The Members will negotiate in good faith modifications to this Agreement reasonably requested by the Financing Parties; provided, that such modifications do not increase any Member’s obligations and liabilities under this Agreement, unless the Members mutually agree to negotiate such modifications. Each Member and Manager will promptly execute any additional documentation as may be reasonably requested by the Financing Parties and approved by the Management Committee, including documents evidencing such Member’s or Manager’s consent to the Project Financing, Encumbrances on the Assets of the Company or the pledge of the Members’ Interests as security for the Project Financing subordination of any Encumbrances its holds in the Interest of the other Member under Section 3.6 or otherwise, or to cause to be subordinated any permitted Encumbrances or Permitted Interest Encumbrances outstanding on its Interest, but no Member will be required to provide a guarantee of repayment of such financing.

4.13Financing Parties’ Right to Cure. If the Company obtains Project Financing, the Financing Parties will have the right to cure any default of the Company under any agreement or arrangement with any Member or Manager or their respective Affiliates, without affecting the duties and obligations of such Member, Manager or Affiliate. The Financing Parties will have (a) 30 days from the date notice of default is delivered by such Member, Manager or Affiliate to the Company and the Financing Parties if the default is the failure to pay amounts to such Member, Manager or Affiliate when due and payable, or (b) at least 60 days from the date notice of default is delivered by such Member, Manager or Affiliate to the Company and the Financing Parties to cure, or begin to cure, such default if the default cannot be cured by the payment of money to such Member, Manager or Affiliate so long as the Financing Parties, the Company or their respective designees diligently pursue cure to completion and continue to perform any related monetary obligations, and all other obligations under the agreement or arrangement are performed by the Company, the Financing Parties or their respective designees. If possession of the Assets is necessary to cure the breach or default, and the Financing Parties declare the Company in default and commence foreclosure proceedings, the Financing Parties will be allowed a reasonable period to complete the proceedings and to thereafter cure the default. If the Financing Parties are prohibited by any court order or proceedings from curing the default or from commencing or prosecuting foreclosure proceedings, the time periods will be extended by the period of the prohibition.

Article V

Company Management

5.1Management Authority. Except as delegated to the Manager under Section 5.3, the Management Committee will have the exclusive power and authority to approve Major Decisions. The Manager will have the power and authority to make any other decision or take any other action on behalf of the Company that does not require the approval of the Management Committee under this Agreement. In connection with the implementation, consummation or administration of any matter within the scope of the Manager’s authority, the Manager is authorized, without the approval of the Members or the Management Committee, to execute and deliver on behalf of the Company contracts, instruments, conveyances, checks, drafts and other documents of any kind or character to the extent the Manager deems it necessary or desirable. The Manager may delegate to officers, employees, agents, contractors or representatives of the Company or the Manager, any or all of its powers by written authorization identifying specifically or generally the powers delegated or acts authorized, but no such delegation will relieve the Manager of its obligations hereunder.

5.2Management Committee; Organization and Composition. The Members hereby establish a committee (the “Management Committee”) consisting of three representatives (“Representatives”), of which (i) two Representatives will be appointed by USARE, and (ii) one Representative will be appointed by TMRC. The number of Representatives will not change if (i) a portion of Interests of either Member are transferred and following such transfer there are more than two Members, or (ii) additional Members are admitted pursuant to the provisions of this Agreement. A Representative of the Member that holds greater than 50.000% of the Interests of the Members will serve as the chair of the Management Committee. Each Member may appoint one or more alternate Representatives to act in the absence of a regular Representative. Appointments of Representatives may be made or changed at any time by notice to the other Member. Representatives will not be considered managers under the Act, but derive all of their right, power and authority from the Members. No Member or Representative will have the power to bind the Company or to execute documents and instruments on behalf of the Company, unless such Member or Representative also is a Manager or officer duly authorized by the Management Committee to undertake such action or such power and authority has been delegated by the Manager to such Member or Representative, and then only in that capacity. If: (i) there has been a Change in Control of TMRC; or (ii) a change in the appointment by TMRC to its Representative to the Management Committee if such Representative is both (1) not an executive officer of TMRC and (2) is in a position whereby a conflict of interest would arise between the Representative and either USARE or RTMD; or (iii) a Transfer of Interests by TMRC (or its successors and permitted assigns) to a REE Mining Company and such Transfer has not received the prior written approval of USARE (including without limitation, after the failure by USARE to exercise its rights of first offer contained in Section 8.4); then, in each case, USARE will have the sole right and option, to be exercised at any time or times after USARE first becomes aware of the occurrence of any such event (each, a “Suspension Event”), to elect to suspend the operation of Section 5.2(e) (the “Suspension Option”), either on a temporary basis or a permanent basis. If, as and when USARE has exercised the Suspension Option, the provision of Section 5.2(e) will cease to apply for the period so elected by USARE in the notice pursuant to which it exercises the Suspension Option and all decisions listed in Sections 5.2(e)(i) through and including (ix), inclusive, will only require the approval of the Representatives appointed by the Member holding an Interest of greater than 50.000%.

(a)Voting. Each Member, acting through its Representatives, will vote on the Management Committee in accordance with its Interest. The Representatives appointed by a Member will vote as a group. If all Representatives appointed by a Member are not present at a meeting of the Management Committee, the Representatives appointed by such Member that are present will have the entire Interest of the appointing Member. Whenever any provision of this Agreement requires or permits the vote, consent or approval of the Members or the Management Committee, such provision will be deemed to require or permit, as applicable, the vote, consent or approval of Representatives with an Interest of greater than 50.000%, unless the provision specifically requires a greater percentage, or the consent or approval of a greater number or percentage of Members or Representatives. In the event of a tie, the Manager will have a casting vote.

(b)Meetings. Management Committee meetings will be held at least every three months, at such times and at such place as the Management Committee will determine unless the Members agree to less frequent meetings. In addition to regularly scheduled meetings, the Manager or any Representative may call a special meeting of the Management Committee upon five days’ notice. In case of emergency, reasonable notice of a special meeting will suffice. There will be a quorum if a majority of the Representatives are present. Each notice of a meeting will include an agenda or statement of the purpose of the meeting prepared by the Manager in the case of a regular meeting, or by the Manager or Representative calling the meeting in the case of a special meeting, but any matters may be considered at the meeting.

(c)Conduct of Meetings. Meetings of the Management Committee may be held in person or by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment will constitute presence in person at the meeting. The Manager will prepare minutes of all meetings and will distribute copies of such minutes to the Representatives within seven Business Days after the meeting. The minutes, when approved by one or more Representatives appointed by each Member, will be the official record of the decisions made by the Management Committee and will be binding on the Management Committee, the Manager and the Members. If the Representatives are unable to agree on the minutes within 30 days after receipt of the Manager’s proposed minutes, then the minutes prepared by the Manager together with proposed objections submitted to the Manager before the expiration of such 30 day period will be the official record of the meeting. Each Representative may authorize another individual (who may or may not be a Representative) to act for such Representative by proxy at any meeting of the Management Committee, or to express consent or dissent to a Company action in writing without a meeting; provided, however, that any such individual must sign a confidentiality agreement with the Company prior to receiving any Management Committee materials or attending any Management Committee meetings. Any such proxy may be granted in writing, by electronic transmission or as otherwise permitted by applicable Law. The reasonable costs of the attendance of Representatives, officers and Personnel at meetings will be charged to the Business Account.

(d)Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting and without prior notice if the action is evidenced by a written consent describing the action taken, signed by at least one Representative of each Member.

(e)Major Decisions. Subject to the provisions of Section 5.2, which provide for the suspension of the provisions of this Section upon the occurrence of a Suspension Event, neither the Manager nor any Representative, nor any officer, employee or agent of the Company or of the Manager, will have any authority to bind or take any action on behalf of the Company, unless: (i) if the Interest of the Member with the lower Interest is at least 15.00%, a Major Decision, Group I or a Major Decision, Group II has been approved by the unanimous vote of the Management Committee; and (ii) if the Interest of the Member who has the lower Interest is less than 15.00%, a Major Decision, Group I has been approved by the unanimous vote of the Management Committee; in each such case in accordance with this Section 5.2, it being understood and agreed that in such event a Major Decision, Group II may be approved by the Management Committee by votes of Representatives appointed by the Member holding 50.1% of the Interests. A “Major Decision, Group I” means any or all of those matters specified in clauses (i), (iii), (iv), (v) and (ix); and a “Major Decision, Group II” means any or all of those matters specified in clauses (ii), (vi), (vii) and (viii). “Major Decisions” means collectively, Major Decisions, Group I and Major Decisions, Group II. For clarity, save and except for Major Decisions, all other decisions of the Management Committee require the approval of Representatives appointed by a Member with an Interest of greater than 50.000%.

(i)approval of an Amendment to any Program and Budget (including the Initial Program and Budget) in accordance with Article VI that causes the Program and Budget (as initially adopted) to increase by 15.0% or more; provided that expenditures with respect to emergencies under Section 6.10 will be deemed automatically to amend such Program and Budget;

(ii)acquisition or disposition of significant mineral rights, other real property or water rights outside of the Area of Interest or outside of the ordinary course of business;

(iii)other than purchase money security interests or other security interests in Company equipment to finance the acquisition or lease of Company equipment used in Operations, the proposal or consummation of a Project Financing or the incurrence by the Company of any indebtedness for borrowed money that requires the guarantee by any Member or any Affiliate of any Member of any obligations of the Company; provided, that nothing in this clause (iii) will be deemed to prohibit or restrict the right of a Member to create any Permitted Interest Encumbrance;

(iv)except as specifically contemplated in this Agreement, the redemption of all or any portion of an Interest;

(v)the issuance of an Interest or other equity interest in the Company, or the admission of any Person as a new Member of the Company other than in accordance with Section 8.4; provided, that this clause (v) will not be deemed to prohibit or restrict the adjustment of Interests under Section 3.1;

(vi)a decision to grant authorization for the Company to file a petition for relief under any chapter of the United States Bankruptcy Code, Title 11 U.S.C. or to consent to such relief in any involuntary petition filed against the Company by any third party, or to admit in writing any insolvency of the Company or inability to pay its debts as they become due or to consent to any receivership (or similar proceeding) of the Company;

(vii)the merger or amalgamation of the Company into or with any other entity;

(viii)the sale of all or substantially all of the Company’s Assets;

(ix)as contemplated in Section 8.6(a), 8.6(b) and Section 9.3.

5.3Manager; Duties. The Company will be managed by one manager (the “Manager”). The initial Manager will be USARE. Subject to Sections 5.4 and 5.5 and the other provisions of this Agreement, the Manager will have the following duties:

(a)Programs and Budgets. The Manager will manage, direct and control Operations in accordance with adopted Programs and Budgets, and will prepare and present to the Management Committee proposed Programs and Budgets under Section 6.3 and proposed Amendments under Section 6.5.

(b)Implementation. The Manager will implement Major Decisions, will make from Company funds all expenditures necessary to carry out adopted Programs, and will promptly advise the Management Committee if the Company lacks sufficient funds for the Manager to carry out its responsibilities under this Agreement.

(c)Procurement. The Manager will (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances, and (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions.

(d)Title; Encumbrances. The Manager will conduct such title examinations and cure such title defects as may be advisable in the Manager’s reasonable judgment, and keep the Assets free and clear of Encumbrances, except for Permitted Encumbrances.

(e)Taxes. The Manager will (i) make or arrange for all payments required by any Underlying Agreements, and (ii) pay all Taxes on Operations and Assets, except (A) Taxes determined or measured by a Member’s revenue or net income; provided, that if authorized by the Management Committee, the Manager will have the right to contest the validity or amount of any Taxes the Manager deems to be unlawful, unjust, unequal or excessive, and to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization of such Taxes before such Taxes are required to be paid, but the Manager will not permit or allow title to the Assets to be lost as the result of the nonpayment of any such Taxes.

(f)Compliance with Laws. The Manager will (i) apply for all necessary Permits, (ii) comply with applicable Laws, (iii) promptly provide notice to the Management Committee of any allegations of a material violation of Laws, and (iv) prepare and file all reports or notices required by any Governmental Authority for Operations. The Manager will timely cure or dispose of any violation of Laws through performance, or payment of fines and penalties, or both, the cost of which will be charged to the Business Account.

(g)Litigation. The Manager will prosecute and defend, but will not initiate without the approval of the Management Committee, all litigation, arbitrations or administrative proceedings arising out of Operations. The Manager will keep the Management Committee reasonably informed of the progress of any such litigation, arbitrations or proceedings. The Management Committee will approve in advance any settlement involving payments, commitments or obligations in excess of $250,000 in cash or value.

(h)Insurance. The Manager will obtain insurance for the benefit of the Company, the Members and the Manager as provided in Exhibit E or as may otherwise be determined from time to time by the Management Committee.

(i)Disposition of Assets. The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Section 10.2.

(j)Maintenance of Assets. The Manager will perform all work and pay all Governmental Fees required by Law in order to maintain the Properties. The Manager will not be liable for any determination by any Governmental Authority that the work performed by the Manager did not constitute the required work or occupancy to preserve or maintain ownership of the Properties; provided that the work was performed in accordance with accepted industry standards and the adopted Program and Budget. The Manager will timely file with the appropriate agency, any required affidavits and other documents in proper form attesting to the payment of Governmental Fees or the performance of required work, in each case in sufficient detail to reflect compliance with applicable requirements.

(k)Accounting. The Manager will (i) keep and maintain all required accounting and financial records under the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry, (ii) keep and maintain current balances of Contributed Capital, (iii) keep and maintain Capital Accounts of the Members in accordance with Exhibit C, and (iv) keep all Company accounts separate and segregated from the individual accounts of the Manager.

(l)Reporting; Audits. The Manager will (i) provide the reports to the Members required under Section 6.11 and 6.12, (ii) permit the audits, inspections and access rights under Section 6.13, and (iii) obtain the independent audit required under Section 6.14.

(m)Environmental Compliance Plan. The Manager will prepare an Environmental Compliance plan for all Operations consistent with the requirements of applicable Laws or contractual obligations and will include in each proposed Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of applicable Laws and contractual obligations pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan will incorporate concurrent reclamation of Properties disturbed by Operations.

(n)Continuing Obligations. The Manager will undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of Operations. The Manager will have the right to delegate performance of Continuing Obligations to Persons having demonstrated skill and experience in relevant disciplines. As part of each proposed Program and Budget, the Manager will specify the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager will keep the Management Committee reasonably informed about the Manager’s efforts to discharge Continuing Obligations. Authorized representatives of each Member will have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations, and to audit books, records, and accounts related thereto.

(o)Environmental Compliance Fund. Funds deposited into the Environmental Compliance Fund will be maintained by the Manager in a separate, interest bearing cash management account, which may include money market investments and money market funds, or longer-term investments approved by the Management Committee. Such funds will be used solely for Environmental Compliance and Continuing Obligations, including committing such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

(p)Reserves. The Management Committee may establish, in addition to the Environmental Compliance Fund, one or more cash reserves as the Management Committee determines from time to time, and may apply such reserves for Operations as may be Approved by the Management Committee, provided that cash reserves will be limited only to those reserves and to such amounts as are necessary to support Operations or to satisfy the Company’s third party lender requirements, including pursuant to approved Project Financing.

(q)Other Activities. The Manager will undertake all other activities reasonably necessary to fulfill the foregoing.

(r)Delegation. The Manager will have the right to carry out its duties and responsibilities under this Agreement through Affiliates, agents, consultants or independent contractors engaged in arm’s-length transactions, but no such Persons will have any rights under this Agreement.

5.4Standards of Care. Subject to Section 5.5, the Manager will discharge its duties under Section 5.3 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of all Underlying Agreements and Permits pertaining to the Assets.

5.5Exculpation. Notwithstanding any contrary provision of this Agreement, the Manager will not be liable or responsible to the Company or any Member and will not be in breach or default of its duties under this Agreement for any act or omission (a) that is not caused by or attributable to the Manager’s willful misconduct or gross negligence, (b) if the inability to perform results from (i) the failure of any Member or Representatives (other than the Manager, any Affiliate of the Manager, or any Representative designated by the Manager or any such Affiliate), to perform acts or to contribute amounts required under this Agreement, (ii) a lack of Company funds, to the extent the Manager and its Affiliates have made all Capital Contributions required to be made by them under this Agreement, or (iii) the failure to carry out or perform in accordance with a Program and Budget for any period, if a Program and Budget has not been adopted for the period, or (c) taken in good faith reliance on an adopted Program and Budget or information, opinions, reports or statements presented by any other Member or Representative of any other Member, or by any other Person as to matters the Manager reasonably believes are within the other Person’s professional or expert competence. The preceding sentence will in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

5.6Indemnification of Manager and Representatives. Subject to the limitations of the Act, the Company will indemnify, defend and hold harmless the Representatives and the Manager from and against any Adverse Consequences arising as a result of any act or omission of any such Representative or the Manager with respect to the Company believed in good faith to be within the scope of authority conferred in accordance with this Agreement, except for Misconduct or for willful misconduct or gross negligence.

(a)Contract Rights. The rights granted under this Section 5.6 are contract rights, and no amendment, modification or repeal of this Section 5.6 will have the effect of limiting or denying any such rights with respect to actions taken, omissions, or proceedings arising before any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 5.6 could involve indemnification for negligence or strict liability. Notwithstanding the foregoing, the Company’s indemnification of the Manager and the Representatives as to third party claims will be only with respect to such Adverse Consequences that are not otherwise compensated by insurance.

(b)Advancement of Expenses. The rights to indemnification conferred in this Section 5.6 will include the right to be paid or reimbursed by the Company the reasonable expenses incurred by any Person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in an action, suit, proceeding or arbitration in advance of the final disposition of the action, suit, proceeding or arbitration and without any determination as to the Person’s ultimate entitlement to indemnification; provided, that the payment of such expenses in advance of the final disposition or award of an action, suit, proceeding or arbitration will be made only upon delivery to the Company of a written affirmation by such Person of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under this Section 5.6 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it will ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 5.6 or otherwise.

(c)Non-Exclusive Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 5.6 are not exclusive of any other right that any such indemnified Person may have or acquire under any Law, provision of this Agreement, vote of the Management Committee or the Members or otherwise.

(d)Invalidity. If this Section 5.6 or any portion will be invalidated on any ground by any court of competent jurisdiction or arbitration panel, then the Company will indemnify and hold harmless the Manager or Representatives indemnified under this Section 5.6 as to the Adverse Consequences to the full extent permitted by any portion of this Section 5.6 that has not been invalidated, and to the fullest extent permitted by applicable Law.

(e)Insufficient Funds. If the assets of the Company are insufficient to fund any indemnity to which the Manager or any Representative is entitled under this Section 5.6, the Members will make Capital Contributions to the Company (or if the Company has been terminated, pay to the indemnified Person) in accordance with their respective Interests to fund any such indemnification obligations. In the case of Continuing Obligations, proportionate liability of the Members (including the Manager) for any indemnification hereunder arising from such Continuing Obligations will be determined in accordance with Section 4.4.

5.7Resignation; Removal; Replacement.

(a)Voluntary Resignation. The Manager may voluntarily resign at any time upon three months’ prior notice to the Management Committee. Acceptance of such resignation will not be necessary.

(b)Deemed Resignation. The Manager will automatically be deemed to resign without the requirement of notice or other notice of any kind effective immediately upon the occurrence of an Insolvency Event with respect to the Manager.

(c)Removal. The Manager may be removed by notice of the other Member to the Manager for Misconduct of the Manager; provided, such notice will be delivered to the Manager within 90 days after the date such other Member has notice or knowledge of the event giving rise to the removal right.

(d)Replacement. If the Manager resigns voluntarily under Section 5.7(a), the other Member may elect to become the successor Manager by notice to the Management Committee within 30 days after the date of the voluntary resignation. If the other Member does not make such an election within such 30-day period, the successor Manager (who may be a Member, an Affiliate of a Member or a third party) will be elected by the Management Committee. If the Manager is deemed to resign under Section 5.7(b) or is removed under Section 5.7(c), the Representatives of the other Member may appoint the successor Manager (who may be a Member, an Affiliate of a Member or a third party) by notice to the Management Committee. Any successor Manager will execute a joinder to this Agreement agreeing to be bound by the provisions of this Agreement that relate to the Manager. The appointment of a successor Manager will be deemed to pre-date any event causing a deemed resignation of the Manager under Section 5.7(b).

(e)No Effect on Interest. The resignation or removal of a Person as the Manager will not require or result in the resignation or removal of such Person as a Member, reduce the Interest of such Member or its Representatives, or restrict the right of such Member to appoint Representatives to the Management Committee.

5.8Payments to Manager. The Manager will be compensated for its services and reimbursed for its costs in accordance with the Accounting Procedure attached as Exhibit B.

5.9Affiliate Transactions. The Company will not enter into any agreement or contract (including the payment of any fees or other compensation) with the Manager, any Affiliate of the Manager or any Member, or any material modification or amendment to any such agreement or contract, except (a) on terms no less favorable than would be the case with unrelated third parties in arms’ length transactions, or (b) with the approval of the Representatives of each Member that is not a party (and whose Affiliates are not a party) to the agreement, contract, modification or amendment, or (c) as specifically provided in this Agreement; provided that the Members acknowledge that the services to be performed by the Manager may be delegated to any Affiliate of the Manager and performed by such Affiliate, and costs and charges for such services will be paid and reimbursed by the Company from the Business Account to the same extent as if such services were performed directly by the Manager.

5.10Changes to Mining Law. The Members are aware that the Laws of the State of Texas pertaining to mining activities within the state may be amended or new Laws may be enacted. In that event, the Manager will have the option (but not the obligation, except to the extent required under the Mining Leases) of maintaining the rights and obligations of the Company in and to the Properties and the lands covered thereby pursuant to those new or amended Laws, subject to this Agreement and to the extent allowable, including the right to convert the Properties to any new property rights that may be created, and all of the terms and conditions of this Agreement will apply to such new property rights. The Members agree to cooperate with the Manager in this regard.

Article VI

Programs and Budgets; Accounting and Reporting

6.1Operations under Programs and Budgets. All Operations will be conducted, expenses will be incurred, and Assets will be acquired consistent with adopted Programs and Budgets. Each Program and Budget will provide for (a) accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget, and (b) payment of all obligations of the Company under the Underlying Agreements.

6.2Initial Program and Budget. The Initial Program and Budget will provide for the expenditure of the Remaining Committed Sole Funding Amount, but will not be limited to the expenditure of such amount.

6.3Presentation of Proposed Programs and Budgets. At least 60 days in advance of the anticipated completion of the Initial Program and Budget, the Manager will prepare a proposed Program and Budget for the succeeding one year or such longer period approved by the Management Committee, and submit the proposed Program and Budget for such year or other period to the Management Committee for its review and approval. The proposed Program and Budget will be accompanied by a notice of the date and time of the meeting to be held under Section 6.4 to consider the proposed Program and Budget, which date will not be less than 30 days after the submission of the proposed Program and Budget to the Management Committee.

6.4Approval of Proposed Programs and Budgets. At the meeting of the Management Committee, for which notice was provided under Section 6.3, the Representatives of each Member will submit in writing to the Management Committee whether such Representatives (a) approve the proposed Program and Budget, (b) propose modifications to the proposed Program and Budget, or (c) reject the proposed Program and Budget. If the Representatives of a Member do not approve the proposed Program and Budget, then the Management Committee will call another meeting to be held within 30 days after the first meeting to consider the Program and Budget and to vote on a revised Program and Budget. During such 30 day period, the Manager will negotiate in good faith with the Representatives to develop a revised Program and Budget that is acceptable to all of the Representatives, and will deliver its revised Program and Budget to the Representatives at or before the subsequent meeting.. At the subsequent meeting to again vote on the Program and Budget (taking into account any revisions proposed by the Representatives during the negotiation period), the Representatives of each Member will vote to either accept or reject the revised Program and Budget, but may not propose additional modifications. If one or more Representatives do not attend any meeting of the Management Committee, the purpose of which is to review and approve a Program and Budget or an Amendment, then the Representatives present at the meeting may approve the proposed Program and Budget, but no other action may be taken at the meeting.

6.5Amendment of Adopted Program and Budget.

(a)Consideration and Voting. The Manager may propose amendments (“Amendments”) to any currently approved Program and Budget from time to time before incurring costs under the Amendment. The Representative or Representatives of each Member will have 15 days after the proposal of an Amendment by the Manager to submit in writing to the Management Committee one of the responses described in Section 6.4(a), (b) or (c) (substituting “Amendment” for “Program and Budget” in each case). If the Representative or Representatives of a Member fail to respond within the 15-day period, then the Representative or Representatives will be deemed to have approved the proposed Amendment. If the Representative or Representatives of a Member timely submit to the Management Committee its rejection of, or proposed modifications to, the proposed Amendment, then the Manager will call a special meeting of the Management Committee under Section 5.2(c) to vote on an Amendment. In advance of such meeting, the Manager will negotiate in good faith with the Representative or Representatives to develop an Amendment that is acceptable to all of the Representatives, and will deliver its revised Amendment to the Representatives at or before the meeting. At the meeting to vote on the Amendment (taking into account any revisions made by the Manager during the negotiation period), the Representatives will vote to either accept or reject the revised Amendment as provided in Section 5.2(a) or 5.2(e), as applicable, but may not propose additional modifications.

(b)Participation in Amended Program and Budget. If the Amendment relates to Operations on existing Properties and does not increase the aggregate original Budget by more than 15% (taking into account other Amendments adopted after the date of the original Budget), then the Members will continue to participate in the Joint Funding of the Program and Budget, as amended, based on their original elections under Section 6.6. If the Amendment does not relate to Operations on existing Properties or increases the aggregate original Budget by more than 15% (taking into account other Amendments adopted after the date of the original Budget), then the Program and Budget, if amended by a vote taken in accordance with Section 5.2(e) will be treated as a new Program and Budget and each Member will be entitled to make new elections under Section 6.6 as to its participation in Joint Funding with respect to the remaining period under the amended Program and Budget.

6.6Election to Participate.

(a)Non-Contribution. By notice to the Management Committee (a “Non-Contribution Notice”) within 20 days after the final vote adopting a Program and Budget or as provided in Section 6.5, a Member (a “Non-Contributing Member”) may elect to contribute to such Program and Budget in some lesser amount than in accordance with its Interest, or may elect not to contribute any amount to such Program and Budget. If a Member does not timely provide a Non-Contribution Notice to the Management Committee, such Member will be deemed to have elected to contribute to the Program and Budget in proportion to its Interest as of the beginning of the period covered by the Program and Budget. The difference, if any, between the amount that the Non-Contributing Member would otherwise be required to contribute in accordance with its Interest and the amount, if any, that the Non-Contributing Member elects or is deemed to elect to contribute, is referred to as the “Underfunded Amount.”

(b)Excess Contribution. If a Non-Contributing Member timely delivers a Non-Contribution Notice, and the other Member has or is deemed to have elected to contribute its proportion amount to the Program and Budget in accordance with its Interest, such other Member (the “Contributing Member”) will have the right (but not the obligation) to elect by notice to the Non-Contributing Member delivered within 10 days after its receipt of the Non-Contribution Notice, to contribute all or any portion (an “Excess Contribution”) of the Underfunded Amount to such Program and Budget, which contribution will be treated as a Capital Contribution.

(c)Adjustment of Interests. If a Non-Contributing Member timely delivers a Non-Contribution Notice, the Interest of each Member will, subject to Section 6.7, be adjusted, effective as of the beginning of the period covered by the Program and Budget, to equal a fraction, expressed as a percentage:

(i)the numerator of which equals:

(A)the Contributed Capital of the Member as of the beginning of the period covered by the Program and Budget; plus

(B)the amount, if any, that the Member has agreed to contribute to the Program and Budget; plus

(C)if the Member is a Contributing Member, the Excess Contribution, if any, that the Contributing Member has agreed to contribute to the Program and Budget with respect to the Underfunded Amount; and

(ii)the denominator of which equals the sum of the amounts calculated under Section 6.6(c)(i) above for all Members.

(d)Adjustment of Program and Budget. If a Non-Contributing Member delivers a Non-Contribution Notice and the Contributing Member does not elect to contribute the entire Underfunded Amount, (i) if the Manager or its Affiliate is the Contributing Member, the Manager will adjust the Program and Budget to the extent the Manager reasonably deems necessary to take into account the reduced contributions, and (ii) if the Member that is not the Manager or an Affiliate of the Manager is the Contributing Member, the Representatives of that Member will adjust the Program and Budget to the extent such Representatives reasonably deem necessary to take into account the reduced contributions. The Program and Budget as adjusted under this Section 6.6(d) will replace the Program and Budget previously adopted by the Management Committee for the Program and Budget period.

6.7Recalculation and Restoration for Actual Contributions.

(a)Report of Contributions. Within 30 days after the completion of the Program and Budget, the Manager will deliver a written report to the Members of the total amount of Capital Contributions actually made by the Members under cash calls for the Program and Budget.

(b)Adjustment for Actual Contributions. If the actual amount of Capital Contributions made by the Members is more or less than the budgeted amount in the adopted Budget, the Interests will be recalculated under Section 6.6(c) by substituting the actual amount of Capital Contributions made by each Member (including any deemed Capital Contributions made by the Non-Contributing Member under Section 6.7(c)) during the Program and Budget period for the estimated amounts used in calculating the adjustments to the Interests at the beginning of the Program and Budget period; provided that if the actual amount of Capital Contributions are more than the budgeted amount they will not be included in the recalculation to the extent they exceed 15.0% of the budgeted amount in the adopted Budget.

(c)Option to Contribute. If the actual amount of Capital Contributions made by the Members is less than 90.0% of the budgeted amount in the adopted Budget, within 30 days of receiving the Manager’s report on expenditures, the Non-Contributing Member may notify the Manager of its election to reimburse the Contributing Member for the difference between any amount contributed by the Non-Contributing Member to such Program and Budget and the Non-Contributing Member’s full proportionate share (at the Non-Contributing Member’s former Interest) of the actual amount expended or incurred for the adopted Budget plus interest on the difference accruing at the Prime Rate and if the Non-Contributing Member delivers the appropriate amount (including interest) to the Contributing Member with such notice, its Interest will be restored and the Capital Accounts of the Members will be adjusted accordingly.

(d)Adjustment of Allocations. If the Interests are recalculated under Section 6.7(b) or (c), and either distributions were made, or any items of Profit, Loss or credit were allocated to the Members during the period covered by the Program and Budget based on the Interests as adjusted under Section 6.6(b) or (c) at the beginning of the Program and Budget period, (i) in the case of distributions, the amount of subsequent distributions to be made to the Contributing Member will be decreased, and the amount of subsequent distributions to the Non-Contributing Member will be increased, until the Non-Contributing Member has received distributions from the Company, to the extent possible, in the amounts that the Non-Contributing Member would have received, and (ii) in the case of allocations, the Manager will cause the Company to make such offsetting allocations of items of Profit, Loss or credit in a manner reasonably determined by the Manager, so that the Members have been allocated, to the extent possible, the amounts that the Members would have been allocated, in each case if the Members’ Interests at the beginning of the period covered by the Program and Budget had equaled the Interests recalculated under Section 6.7(b), taking into account any reimbursement of the Excess Contribution under Section 6.7(c).

6.8Deadlock on Proposed Programs and Budgets. If the Members, acting through the Management Committee, fail to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Manager will continue Operations (a) if an initial Mining Program and Budget has not been adopted, at levels sufficient to maintain the then current Operations and Properties, and (b) if an initial Mining Program and Budget has been adopted, at levels substantially comparable with the last adopted Program and Budget. The Members will continue to make Capital Contributions in accordance with the Interests applicable to the last adopted Program and Budget in response to capital calls from the Manager to fund such Operations during a deadlock.

6.9Budget Overruns; Program Changes. The Manager will immediately provide notice to the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget (as amended under Section 6.5) by more than 15.0%, then the excess over 15.0%, unless directly caused by an emergency or unexpected expenditure made under Section 6.10 or unless otherwise authorized by the approval of the Management Committee under Section S.2(f), will be at the sole cost and expense of the Manager and will not be considered a Capital Contribution or taken into account in the calculation of Interests. Budget overruns of 15.0% or less will be considered costs and expenses of the Company, and will be funded by the Members making additional Capital Contributions to the Company in proportion to their respective Interests.

6.10Emergency or Unexpected Expenditures. In case of an emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Laws. The Manager may also make reasonable expenditures for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care in Section 5.4, subject to Section 5.5. The Manager will promptly provide notice to the Members of the emergency or unexpected expenditure, and will be reimbursed for all resulting costs by the Company, which costs will be funded by the Members making additional Capital Contributions to the Company under Sections 3.3 and 3.4 in proportion to their respective Interests at the time the emergency or unexpected expenditures are incurred.

6.11Pre-Feasibility and Feasibility Studies.

(a)Pre-Feasibility Study. Prior to the Effective Date, the Manager commenced preparation of a Pre-Feasibility Study to analyze whether economically viable Mining Operations may be possible on the Properties.

(b)Initial Program and Budget. The Initial Program and Budget, which addresses completion of the Pre-Feasibility Study referred to in Section 6.11(a) and of the Feasibility Study referred to in Section 6.11(e), is attached as Exhibit F. As soon as the Manager deems practicable, the proposed Initial Program and Budget will be submitted to the Management Committee along with a notice of the date and time of the meeting to be held under Section 6.4 to consider the proposed Initial Program and Budget, which date will not be less than 30 days after the submission of the proposed Initial Program and Budget to the Management Committee. If the Management Committee approves the Initial Program and Budget, the Manager will cause the Company to have the Pre-Feasibility Study completed. Any engineering firms or other contractors engaged to complete the Pre-Feasibility Study and the other requirements for the Feasibility Study must be approved by the Management Committee.

(c)Summary Report. As soon as reasonably practicable following completion of the Pre-Feasibility Study required under the Initial Program and Budget for the Pre-Feasibility Study, the Manager will prepare and submit to the Management Committee a report (the “Pre-Feasibility Study Summary Report”) summarizing the results of the analyses of the alternatives and other matters evaluated in the Pre-Feasibility Study, including a description of any alternative that the Manager has determined should no longer be considered as a feasible alternative and the reasons for its conclusion. For those alternatives that the Manager has determined should continue to be considered, the Pre-Feasibility Study Summary Report will include a detailed analysis of the conclusions reached in the Pre-Feasibility Study.

(d)Feasibility Study. Following delivery by the Manager of the Pre-Feasibility Study Summary Report, to the extent warranted by the Pre-Feasibility Study Summary Report, the Manager may call a meeting of the Management Committee in accordance with the provisions of this Agreement to determine whether to proceed with the preparation of a Feasibility Study for any alternative summarized in the Pre-Feasibility Study Summary Report. If the Management Committee determines to proceed with the preparation of the Feasibility Study, it may select an alternative summarized in the Pre-Feasibility Study Summary Report (an “Approved Alternative”), and within 45 days following the selection of the Approved Alternative, the Manager will submit to the Management Committee a proposed Program and a Budget for preparation of a Feasibility Study along with a notice of the date and time of the meeting to be held under Section 6.4 to consider the proposed Program and Budget, which date will be determined by the Manager but will not be less than 30 days after the submission of the proposed Program and Budget to the Management Committee. If the Management Committee adopts the Feasibility Study Program and Budget, to the extent deemed appropriate and based on the receipt of necessary funds, the Manager will cause the Company to have the Feasibility Study completed as necessary to satisfy the requirements of the Approved Alternative and the adopted Program and Budget. Any such adopted Program and Budget will replace the Program and Budget then in effect and the provisions of Sections 6.5, 6.6 and 6.7 will apply. Any engineering firms or other contractors engaged to prepare the Feasibility Study and other requirements for the Feasibility Study must be approved by the Management Committee.

(e)Development P&B. Upon completion of a Feasibility Study, if directed by the Management Committee, the Manager will prepare and submit to the Management Committee a proposed Program and Budget that provides for the Development of a mine on the Properties. The proposed Program and Budget will be based on the scope of Development recommended in the Feasibility Study and the estimated costs for Development described in the Feasibility Study. If the Management Committee approves the Development Program and Budget, based on the receipt of necessary funds, the Manager will cause the Company to commence Development based on the Feasibility Study and the adopted Program and Budget. Any such adopted Program and Budget will replace the Program and Budget then in effect and the provisions of Sections 6.5, 6.6 and 6.7 will apply. Any engineering firms or other contractors engaged to prepare the Feasibility Study and the audit and other requirements for Development must be approved by the Management Committee.

(f)Project Financing. At the time the Management Committee meets to consider the Development Program and Budget (and at the time of any reconsideration of the Development Program and Budget), the Management Committee may determine whether to seek Project Financing for the Development, and the estimated amount of Project Financing to be sought. All fees, charges and costs (including attorneys’ and technical consultants’ fees) paid in connection with a Project Financing will be Company costs.

6.12Reports. The Manager will promptly submit to the Management Committee the following reports:

(a)monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month;

(b)quarterly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget;

(c)periodic summaries of data acquired by or on behalf of the Company;

(d)copies of any reports prepared by or on behalf of the Company concerning Operations;

(e)a detailed final report within 45 days after completion of each Program and Budget, which report will include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and

(f)such other reports as the Management Committee may reasonably request.

6.13Inspection Rights. The Manager will, during normal business hours, and upon at least 48 hours prior written notice (a) provide to the Representatives and the accountants, advisors and other representatives of each Member, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information in the possession or control of the Manager pertaining to the Company or the Operations, and (b) at the sole risk of the requesting Member, and subject to the safety requirements of applicable Laws and the Manager’s reasonable safety policies and procedures, permit the Representatives, accountants, advisors and other representatives of each Member to audit the books and records of the Company, including all accounting and financial records, and to inspect the Assets and Operations. The requesting Member will use commercially reasonable efforts to prevent any such inspections from unreasonably interfering with Operations or the other business and operations of the Manager. The cost and expense of any such access, inspection or copies will be borne entirely by the requesting Member, and the requesting Member will indemnify, defend and hold harmless the Company, the Manager and the Affiliates of the Manager, and their respective directors, officers, managers, employees and agents, from and against any Adverse Consequences for bodily injury or property damage arising from or caused by any such inspections.

6.14Independent Audit. Upon request made by any Member within 12 months after the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within 12 months after the end of such period), the Manager will cause Marcum LLC or another independent accounting firm selected by the Manager and reasonably acceptable to the requesting Member (the “Independent Accountant”) to conduct an independent audit of the financial statements of the Company for such calendar year (or other accounting period). Promptly after the completion of any such independent audit, the Manager will deliver a copy of the report of the Independent Accountant on the financial statements of the Company, together with a detailed report of costs and expenditures of the Company (including all costs and expenditures for which the Manager sought reimbursement) for such year or other accounting period prepared in accordance with GAAP and reconciled to the financial statements audited by the Independent Accountant and to the monthly reports provided to the Members under Section 6.11. All written exceptions to and claims (other than exceptions or claims based on fraud) upon the Manager by any Member relating to costs and expenditures incurred by or on behalf of the Company for such year or other accounting period will be made by notice to the Manager delivered not more than three months after receipt of the audit report and the related report of costs and expenditures or will be deemed forever waived and released. If the audit reflects that the Manager has made cash calls to the Members in excess of 5.0% of the amounts permitted in Section 3.4 (subject to the 15.0% overrun as provided in Section 6.9 or an emergency expenditure as provided in Section 6.10) or if the audit reflects that the Manager has made expenditures for items not reasonably included in an adopted Program and Budget, than the inappropriate amount of any cash call or expenditure will be returned to the Members within 30 days of the date of the notice with interest at the Default Rate, calculated from the date of the cash call or of the expenditure, as applicable and (a) the Default Interest will be paid by the Manager and not the Company, (b) the amount of an inappropriate expenditure will be refunded to the Members by the Manager and not the Company, (c) if the discrepancy is more than 5.0% of appropriate cash calls or appropriate expenditures, the cost of such audit will be paid by the Manager, without reimbursement by the Company.

Article VII

Distributions Disposition of Production

7.1Distributions.

(a)General. Except as otherwise provided in this Article VII, all Available Cash will be distributed to the Members on a periodic basis as determined by the Management Committee.

(b) Cash Distributions. Except as provided in Section 7.2 and 7.3, cash distributions will be made to the Members pro rata in proportion to their respective Interests.

(c)Distributions in Kind. During the existence of the Company, no Member will be entitled or required to receive as distributions from the Company any Company asset other than money. Upon the dissolution and winding-up of the Company, those Members that agree in writing may be distributed in-kind undivided interests in the Assets of the Company in accordance with Section 9.4. Except as otherwise provided in this Article VII or as otherwise determined by the Management Committee, (i) all distributions to the Members will be in cash, (ii) no Member will have the right to demand distributions in cash or in kind, and (iii) all distributions to the Members in kind will be made to the Members pro rata in proportion to their respective Interests.

(d)Tax Distributions. Notwithstanding other provisions of this Article VII, prior to making non-liquidating distributions pursuant to any other provisions of this Section 7.1, the Company will make cash distributions (“Tax Distributions”) to the Members, pro rata in proportion to their relative positive Tax Distribution Amounts, until all positive Tax Distribution Amounts are reduced to zero. Amounts withheld and paid to a tax authority with respect to a Member will be treated as Tax Distributions made to the Member. Tax Distributions will (i) be treated (for purposes of Section 7.1, but not for Capital Account purposes) as nonrecourse advances on future distributions payable to the Members under Section 7.1, (ii) reduce amounts otherwise distributable under the preceding provisions of this Section 7.1 to the recipient Members as quickly as possible, and (iii) reduce the Capital Account balances of the recipient Members in the same manner as other distributions. The Company will use commercially reasonable efforts to cause Tax Distributions to be made within 30 days after the end of each calendar quarter, based on the Tax Distribution Amounts of each member as of the end of each such quarter after giving effect to allocations pursuant to Exhibit C for such quarter.

7.2Liquidating Distributions. Notwithstanding Section 7.1, all distributions made in connection with the sale or exchange of all or substantially all of the Company’s Assets and all distributions made in connection with the liquidation of the Company will be made to the Members in accordance with their respective Capital Account balances at the time of distribution after taking into account the adjustments to the Capital Accounts under Section 5.2 of Exhibit C, all allocations of items of Profit and Loss under Article III of Exhibit C, all sales of Products and all distributions through the date of the final distribution. All distributions to the Members under this Section 7.2 will be made in accordance with the time requirements under Treasury Regulations §§ 1.704-1(b)(2)(ii)(b)(2) and (3).

7.3Marketing of Products.

(a)Marketing of Products by the Manager. The Manager will have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, to purchase Products for its own account on the best terms reasonably available for such Products, but in no case for less than the prevailing price in the United States. The Manager will have the right, but not the obligation, to sell Products as agent for the Members. If the Manager undertakes to sell Products as agent, such undertaking will not give rise to any implied covenant or duty with respect to such sales, other than the duty to act in good faith, and the Manager’s sole obligation arising from such undertaking will be to sell the Products on the best terms reasonably available for such Products, but in no case for less than the prevailing price in the United States. If the Manager sells Products, the fee payable to the Manager or its Affiliate in connection with such sales will be fair and on market terms.

(b)Marketing Agent for the Company. The Manager will have the right to undertake marketing of Products through a marketing agent, who may be an Affiliate of Manager. If the Manager exercises such right, the Manager will execute a written agreement with the marketing agent, upon terms and conditions acceptable to the Manager and based on a fair fee to be earned by the marketing agent comparable to the marketing skills of the marketing agent and other like agents, to appoint the marketing agent as the sole and exclusive marketing representative for Products for the Company, with the authority and responsibility for marketing Products and the administration of all contracts for the sale and purchase of all Products.

(c)Sale of Products. If, during any period, (i) Products have been produced by the Company and are available for sale, (ii) the Manager does not undertake the sale of such Products as contemplated by Section 7.3(a) or does not appoint a marketing agent who undertakes the sale of such Products as contemplated by Section 7.3(b), and (iii) the Manager issues a monthly cash call or monthly cash calls, then (iv) USARE will fund the monthly cash call or monthly cash calls on behalf of TMRC, at no cost or expense to TMRC, and (v) the monthly cash call or monthly cash calls will be recovered by USARE solely out of TMRC’s proportional Interest in such Products when sold.

(d)Recovery for Taxes and Royalties. Any costs of the Company for severance taxes, net proceeds taxes, ad valorem taxes and other taxes, fees or royalties imposed (including any potential federal royalties or fees that may be imposed in the future) in connection with the production (as opposed to the sale or disposition) of Products will be an expense of the Company subject to monthly capital calls. To the extent a Member fails to contribute to monthly capital calls or timely make such reimbursements, the Manager will have the right, but not the obligation, to recover from amounts otherwise distributable to such Member such amounts as are necessary to cover that Member’s share of such costs. Any amounts so recovered will be treated as distributed to the Member and contributed by the Member as part of a monthly capital call.

(e)Operating Costs. If a Member either (i) fails to contribute to an adopted Program and Budget that provides for Capital Contributions for operating costs, or (ii) fails to make required Capital Contributions for operating costs under Section 3.5, then the Manager may recover from amounts otherwise distributable to such Member such amounts as are necessary to pay that Member’s share of the operating costs, and will treat the amounts so recovered as having been distributed to the Member and contributed by the Member to the Company as otherwise required. In the event of such action, the Non-Contributing Member’s Interest will not be reduced under Section 3.5(c) unless and only to the extent that the amounts so recovered are insufficient to pay that Member’s share of operating costs. For purposes of this Section 7.3(e), “operating costs” will not include any capital expenditures, other than replacement capital costs.

(f)Withholding for Taxes. If the Company is required by the Code or by state, local or foreign law to pay any Tax that is specifically attributable to a Member, the Company shall withhold any required amount from any distribution to a Member for payment to the appropriate taxing authority. Any amount so withheld from a Member will be treated as a distribution by the Company to such Member for all purposes of this Agreement. Each Member agrees to timely file any document that is required by any taxing authority in order to avoid or reduce any withholding obligation that would otherwise be imposed on the Company. To the extent any amount of tax is required to be withheld with respect to a Member and paid over to an appropriate taxing authority and which amount is in excess of the amounts distributed or deemed distributed to such Member in respect of such withholding, the Member to whom such tax relates shall indemnify and reimburse the Company the amount of such Member’s allocable share of such tax (including any interest or penalties), which such reimbursement shall not be treated as a Capital Contribution.

Article VIII

Transfers and Encumbrances of Interests

8.1Restrictions on Transfer.

(a)Types of Permitted Transfers. Except for Permitted Transfers, Permitted Encumbrances and Permitted Interest Encumbrances, no Member will Transfer or create an Encumbrance on all or any part of its Interest. Any attempted Transfer of, or creation of an Encumbrance on, all or any portion of an Interest not in accordance with the terms of this Article VIII will be null and void and of no legal effect.

(b)Approved Transferees. All Transfers must be to an Approved Purchaser. Prior to consummation of any Transfer, a transferring Member must provide to the other Member reasonable evidence that the proposed transferee is an Approved Purchaser (the “Approved Purchaser Test”). If the other Member demonstrates, acting reasonably, that the transferee is not an Approved Purchaser (such demonstration to be provided to the transferring Member in writing within 15 Business Days after receipt of the last of all supporting materials and due diligence information provided by the transferring Member), then the Transfer to the transferee will not be consummated.

8.2Permitted Transfers and Permitted Interest Encumbrances.

(a)Permitted Transfers. To the extent not otherwise prohibited under Section 8.3, the following Transfers (“Permitted Transfers”) are permitted:

(i)A Member may Transfer all (but not less than all) of its Interest to an Affiliate of such Member without the approval of the other Member or the Manager or any other Person; provided, however, that the Member so Transferring will remain liable for all of the obligations of such Member under this Agreement and if the Affiliate ceases to be an Affiliate, the Interest will be deemed to have been Transferred back to the transferring Member effective as of the date immediately prior to such cessation.

(ii)A Member may Transfer all or any portion of its Interest to the other Member without the approval of the Manager or any other Person;

(iii)A Member may Transfer all or any portion of its Interest to any Person with the written approval of the other Member, which approval may be withheld in the sole discretion of the other Member;

(iv)A Member may Transfer all or any portion of its Interest in connection with the merger, amalgamation, consolidation or reorganization of such Member with or into any other Person without the approval of the other Member or the Manager or any other Person; provided, that the surviving entity in such merger, amalgamation, consolidation or reorganization (A) possesses all or substantially all of the stock, limited liability company or other equity interests, or all of the property rights and interests of the transferring Member, and (B) is subject to all or substantially all of the liabilities and obligations of the transferring Member under this Agreement; and

(v)A Member may Transfer all or any portion of its Interest to any Person without the approval of the other Member or the Manager or any other Person if and only if such Member complies with the provisions of Section 8.4.

(b)Permitted Encumbrances. To the extent not otherwise prohibited under Sections 8.1 or 8.3, the following Encumbrances (“Permitted Interest Encumbrances”) are permitted:

(i)A Member may create an Encumbrance on all or any portion of its Interest with the written approval of the other Member, which approval will not be unreasonably withheld or delayed; and

(ii)A Member may create an Encumbrance on all or any portion of its Interest to secure debt for borrowed money incurred for the purpose of satisfying such Member’s Capital Contribution obligations under this Agreement, without the approval of the other Member or the Manager or any other Person, provided that such money is segregated into a separate account of such Member and used solely for satisfaction of the Member’s Capital Contribution obligations.

(iii)Upon a foreclosure or other enforcement of rights under any Encumbrance of an Interest, the other Member will have a pre-emptive right to acquire the Interest to be sold at the foreclosure or other sale from the acquiring third party, which right will be exercised within 30 calendar days after such sale occurs, by Notice delivered to the acquiring third party, reflecting such other Member’s election to acquire such interest at the price paid by such acquiring third party at the foreclosure or other sale. If the other Member does so elect, the transfer to such other Member will be consummated promptly after the delivery of such notice. The pre-emptive right created under this Section 8.2(b)(iii) will be subject to all of the redemption rights or other rights to recover property created by Law. If the other Member does not exercise such right, then upon the foreclosure or transfer or power of sale in lieu of foreclosure of any Permitted Interest Encumbrance, the transferee will automatically be admitted as an additional Member of the Company, subject to Sections 8.3, 8.5(d), 8.6 and 8.7.

8.3Additional Limitations on Transfers and Encumbrances. Notwithstanding Section 8.2:

(a)If a Transfer is made that causes the termination of the Company as a partnership for Federal income tax purposes, the transferring Member and the transferee will jointly and severally indemnify, defend and hold harmless the other Member and its Member Indemnified Parties from and against any and all Adverse Consequences arising from such tax termination;

(b)No Transfer permitted by this Article VIII will relieve the transferring Member of its share of any liability, whether accruing before or after such Transfer, that arises out of Operations conducted before such Transfer, including as provided in Section 4.4;

(c)The transferring Member and the transferee will bear all tax consequences of any Transfer;

(d)If a Transfer of Interests is permitted under Section 8.2 results in the Company having more than two Members, the Members will act in a reasonable manner and will make such conforming changes to this Agreement as may reasonably be required to give effect to the fact that there are more than two Members;

(e)No Member will create an Encumbrance on all or any portion of an Interest or any economic interest therein, unless the Encumbrance expressly is subordinate to the terms of any pledge or security interest of the Interest or portion thereof that secures any existing obligation of the Company to any third party lenders, including any Project Financing; and

(f)If any part of the Transfer is for non-cash consideration, such as stock or other property, the fair market value of such non-cash consideration, together with any cash component, will be the “Offered Price” defined in Section 8.4(a).

8.4Right of First Offer.

(a)Offer Notice. Except for Permitted Transfers described in Section 8.2(a)(i) through (a)(iv) and except for Transfers in connection with the foreclosure or transfer in lieu of foreclosure of a Permitted Interest Encumbrance, no Member (the “Selling Member”) may Transfer all or any portion of its Interest to any Person, unless the Selling Member first provides an offer notice (an “Offer Notice”) to the other Member (the “Notified Member”) stating that the Selling Member desires to Transfer all or a portion of its Interest, designating the specific portion of the Interest (the “Offered Interest”) that the Selling Member desires to Transfer, and specifying the proposed purchase price (the “Offered Price”) and all of the other proposed terms and conditions of the proposed Transfer of the Offered Interest (the “Offered Terms”).

(b)Acceptance Notice. The Notified Member will have the right, but not the obligation, for a period of 30 Business Days after its receipt of the Offer Notice, to elect to purchase all, but not less than all, of the Offered Interest for the Offered Price and on the other Offered Terms. Any such election will be made by providing notice of such election to the Selling Member within such 30 Business Day period. (the “Acceptance Notice”).

(c)Closing. If the Notified Member timely elects to purchase the Offered Interest, the parties will close the sale of the Offered Interest for the Offered Price and on the Offered Terms on the later of (i) 30 Business Days after the Selling Member receives Acceptance Notice, or (ii) 10 Business Days after the receipt of all required consents and approvals, if any, with respect to such Transfer from all Governmental Authorities. If the Notified Member does not elect to purchase the Offered Interest or the Notified Member fails to close the purchase thereof within the time period specified above, the Selling Member may Transfer all, but not less than all, of the Offered Interest to any third party purchaser during the later of (1) the 90 day period after the expiration of such 30 Business Day election period, or (2) if the Notified Member delivers the Acceptance Notice but fails to close within the time period specified above, the 90 day period after the expiration of such period, but only for a cash value of the consideration received by the Selling Member that is greater than or equal to the Offered Price and on the Offered Terms, and only in accordance with Section 8.3. If the Selling Member does not sell the Offered Interest in accordance with the terms described above within the foregoing 90 day period, the Selling Member will again afford the Notified Member the purchase rights in this Section 8.4 with respect to any offer to sell, assign or dispose of all or any portion of the Offered Interest or any other Interest held by the Selling Member.

8.5Drag-Along Right. If USARE accepts a bona fide offer to purchase its entire Interest and all other rights under this Agreement from an unrelated third party, USARE will give TMRC notice of such offer and TMRC will then be obligated to sell its entire Interest and all other rights under this Agreement to the unrelated third party on the same terms and conditions as are accepted by USARE. TMRC agrees (i) to execute and deliver all related documentation and take such other action in support of the sale of such Interests as may reasonably be requested by USARE or the Company in order to carry out the terms and provision of this Section 8.5, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of Encumbrances), and any similar or related documents; and (ii) to refrain from (a) exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such sale of Interests or (b) asserting any claim or commencing any suit (x) challenging the sale of Interests or this Agreement, or (y) alleging a breach of any fiduciary duty of USARE or any Affiliate or associate thereof (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the sale of the Interests, or the consummation of the transactions contemplated thereby.

8.6Substitution of a Member.

(a)Substitution. Except as provided in Section 8.6(c), no transferee (by conveyance, foreclosure, operation of Law or otherwise) of all or any portion of an Interest will become a substituted Member without the approval of the Representatives of the Management Committee as a Major Decision, Group I, which approval may be withheld in the sole discretion of each such Representative. A transferee of an Interest that receives such approval to become a Member will succeed to all of the rights and interest of his transferor in the Company. A transferee of a Member that does not receive such approval to become a Member will not become a Member, and will have no rights under this Agreement or the Act applicable to a Member.

(b)Successors in Interest. Except as provided in Section 8.6(c), if a Member will be dissolved, merged or consolidated, its successor in interest will have the same obligations and rights to profits or other compensation that such Member would have had if it had not been dissolved, merged or consolidated, except that the representative or successor will not become a substituted Member without the approval of the Representatives of the Management Committee as a Major Decision, Group I, which approval may be withheld in the sole discretion of each such Representative. Such a successor in interest that receives such approval to become a Member will succeed to all of the rights and interests of his predecessor in the Company. A successor in interest that does not receive such approval to become a Member will not become a Member, and will have no rights under this Agreement or the Act applicable to a Member.

(c)Automatic Admission. Notwithstanding Sections 8.6(a) and (b), subject to compliance with Sections 8.3, 8.6(d), 8.7 and 8.8, a transferee of all or a portion of an Interest in connection with a Permitted Transfer or in connection with the foreclosure or transfer in lieu of foreclosure of a Permitted Interest Encumbrance will automatically be admitted to the Company as a substituted Member with respect to the transferred interest without the consent of any other Member or the Management Committee.

(d)Assumption of Obligations. No Transfer of any interest in the Company otherwise permitted under this Agreement, including a Permitted Transfer, will be effective for any purpose whatsoever until the transferee will have assumed the transferor’s obligations to the extent of the interest Transferred, and will have agreed to be bound by all the terms and conditions of this Agreement, by written instrument in form and substance reasonably satisfactory to the non-transferring Members.

(e)Amendments. Upon the determination of the Management Committee that a transferee or the successor or representative of a Member has met the requirements for admission as a Member, the Manager will have the authority and duty to amend this Agreement and to execute on behalf of the Members and the Company such amendments and other documents to the extent necessary to reflect the admission of such transferee as a substituted Member.

(f)Release of Transferor. Upon the admission of a transferee as a substituted Member, the transferor will have no further obligations under this Agreement with respect to that portion of its Interest Transferred to the transferee; provided, that no Member or former Member will be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such Transfer (whether as the result of a voluntary or involuntary Transfer) or any obligation that under Section 11.13 survives the Transfer of all or any portion of a Member’s Interest, unless each other Member agrees in writing to any such release.

8.7Conditions to Substitution. As conditions to its admission as a Member, an assignee, transferee or successor of a Member will (a) execute and deliver any instruments, in form and substance satisfactory to the non-transferring Members, as the non-transferring Members reasonably request, and (b) pay all reasonable expenses in connection with its admission as a substituted Member.

8.8Admission as a Member. No Person will be admitted to the Company as a Member unless either (a) the Interest or part thereof acquired by such Person has been registered under the Securities Act, and any applicable state securities Laws or (b) the Company has received a favorable opinion of the transferor’s legal counsel or of other legal counsel acceptable to the non-transferring Members to the effect that the Transfer of the Interest to such Person is exempt from registration under those Laws. The non-transferring Members, however, may waive the requirements of this Section 8.7.

8.9Economic Interest Holders. A transferee or successor to all or any portion of an Interest that is not admitted as a substituted Member of the Company will be subject to all of the economic and non-economic obligations of a Member under this Agreement, including obligations to make Capital Contributions and reimbursement obligations, but will not have any of the non-economic rights of a Member under this Agreement. For clarity, the non-economic rights of a Member include, without limitation, rights to vote, consent or approve matters under this Agreement, inspection rights, audit rights, rights to indemnification, and all rights to make any claims or demands against the Company, any Member or the Manager under this Agreement, the Act or otherwise. Each Member, by execution of this Agreement, acknowledges and agrees that any of its transferees or successors that is not admitted as a substituted Member of the Company will be bound by this Section 8.8 and the other provisions of this Agreement.

Article IX

Resignation, Dissolution and Liquidation

9.1Resignation. A Member may resign from the Company only pursuant to the provisions of this Section 9.1.

(a)Voluntary Resignation. Any Member may resign from the Company for any reason or no reason effective as of the end of the then current Program and Budget period by giving notice to the other Member not later than 60 days before the end of such Program and Budget period. Upon such resignation, the resigning Member will, subject to and in accordance with Section 9.1(d), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the resigning Member, for no consideration whatsoever, other than the rights of such Member that under Section 11.13 expressly survive the resignation of a Member.

(b)Involuntary Resignation - Elimination of Minority Interest. Subject to Section 9.1(c), a Member will be deemed to have resigned from the Company as a Member under section 18-306(2) of the Act upon the reduction of the Member’s Interest to less than 5.000%. Upon the deemed resignation, the resigning Member will, subject to and in accordance with Section 9.1(d), relinquish to the Company its entire Interest, free and clear of Encumbrances created by, through or under the Member, in exchange for the right to receive 5.000% of Net Proceeds, if any. Other than the consideration described in the previous sentence and the rights of the Member that under Section 11.13 expressly survive the resignation or deemed resignation of a Member, the relinquishment by a Member of its Interest under this Section 9.1(b) will be for no consideration whatsoever. Net Proceeds, if any, will be paid in accordance with Exhibit D.

(c)Recalculation and Restoration of Interest. Notwithstanding Section 9.1(b), if a Member’s Interest would be relinquished under Section 9.1(b) because of an adjustment to Interests under Section 6.6(c) in connection with the Member’s election not to contribute, or to contribute less than its Interest, to a Program and Budget, the resignation of the Member and the relinquishment of its Interest will be deferred until after the completion of the Program and Budget period to take into account any recalculation of the Member’s Interest under Section 6.7(b) and any reimbursement by the Member under Section 6.7(c). If, after taking into account the recalculation and reimbursement, if any, the Interest should be relinquished under Section 9.1(b), then the Member will immediately be deemed to resign as a Member and relinquish its Interest subject to and in accordance with Section 9.1(d); provided, however, that the resignation and relinquishment will be deemed effective as of the beginning of the Program and Budget period. If, after taking into account the recalculation and reimbursement, if any, the Interest should not be relinquished, then the Member will not be required to resign or relinquish its Interest under Section 9.1(b). The Manager will make, and the Members will cooperate with the Manager in making, the distributions and allocations of items of Profit, Loss and credit required by Section 6.7(d), and such other distributions, allocations of items of Profit, Loss and credit, and payments of Net Proceeds as the Manager reasonably determines are necessary or appropriate to effect the intent and accomplish the purposes of this Section 9.1(c).

(d)Actions Upon Resignation. Upon the resignation or deemed resignation of a Member, or the relinquishment of a Member’s Interest, the Member will execute and deliver such instruments of assignment and conveyance, conveying its Interest to the Company (or to a designee of the Company designated by the other Member, which may include the other Member or its Affiliates) as the other Member reasonably requests.

9.2Non-Compete Covenant. A Member that has resigned or is deemed to have resigned or that has relinquished its Interest under Section 9.1, will not, and will cause its Affiliates not to, directly or indirectly acquire any interest in property within the Area of Interest for 24 months after the effective date of the resignation, deemed resignation, or relinquishment. If such former Member, or any Affiliate of such former Member, breaches this Section 9.2, such former Member will or will cause its Affiliate to offer to convey to the Company (or any other Person designated by the Company), without cost, any such property or interest so acquired. Such offer will be made in writing and may be accepted by the Company at any time within 60 days after its receipt by the Company. In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any remaining Member, on behalf of the Company), may enforce this Section 9.2 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction will allow without the necessity of proving actual damages or bad faith, and each Member waives, and will cause its Affiliates to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy.

9.3Dissolution. The Company will be dissolved only upon the agreement of the Representatives of the Management Committee as a Major Decision, Group I.

9.4Liquidation.

(a)Liquidator. Promptly after the dissolution of the Company, the Manager will appoint in writing one or more liquidators (who may be a Member or the Manager) who will have full authority to wind up the affairs of the Company and to make a final distribution as provided in this Agreement. The liquidator will continue to conduct Operations with all of the power and authority of the Management Committee and the Manager. Without limiting the previous sentence, the liquidator will have the power and authority to complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of dissolution, if the transaction or obligation arises out of Operations before the time of dissolution. The liquidator will have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company, encumber Assets, and take any other reasonable action in any matter with respect to which the Company continues to have, or appears or is alleged to have, an interest or liability.

(b)Steps of Liquidator. The steps to be accomplished by the liquidator are as follows:

(i)As promptly as possible after dissolution, the liquidator will cause a proper accounting to be made of the Company’s assets, liabilities and Operations through the last day of the month in which the dissolution occurs.

(ii)The liquidator will pay all of the debts and liabilities of the Company or otherwise make adequate provision for such debts and liabilities (including, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine) to the extent required by the Act.

(iii)The liquidator will then by payment of cash or property (at the election of the liquidator, and, in the case of property, valued under Section 5.3 of Exhibit C) distribute to the Members such amounts or property as are required to distribute all remaining amounts or property to the Members in accordance with Section 7.2.

(c)Distributions in Liquidation. In connection with the liquidation of the Company, those Members that agree in writing may be distributed in-kind undivided interests in the Assets of the Company. For purposes of this Section 9.4, a distribution of an asset or an undivided interest in an asset in-kind to a Member will be considered a distribution of an amount equal to the fair market value of such asset or undivided interest as determined under Section 5.3 of Exhibit C. Each Member will have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member under this Section 9.4. Any real property, including any mineral interests, distributed to the Members will be conveyed by special warranty deed subject to all Encumbrances, contracts and commitments then in effect with respect to such property, which will be assumed by the Members receiving such real property. The distribution of cash or property to the Members in accordance with the provisions of this Section 9.4 will constitute a complete return to the Members of their respective Capital Contributions and a complete distribution to the Members of their respective interests in the Company and all Company property. Without limiting the provisions of this Agreement that under Section 11.13 survive the termination of the Company, no Member will have any obligation to contribute to the Company or pay to any other Member any deficit balance in such Member’s Capital Account.

(d)Compliance with Laws; Timing. Except as expressly provided herein, the liquidator will comply with any applicable requirements of the Act and all other applicable Laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets. Liquidation of the Company will be completed within the time limits imposed by Treasury Regulations section 1.704-1(b)(2)(ii) and 1.704-1(b)(2)(g).

9.5Termination. Upon the completion of the distribution of the Company’s Assets as provided in Section 9.4, the Company will be terminated and the liquidator will file a certificate of cancellation of the certificate of formation of the Company and will take such other actions as may be necessary to terminate the existence of the Company.

Article X

Area of Interest; Abandonment

10.1Acquisitions Within Area of Interest.

(a)General. Except as provided in this Section 10.1, no Member will, or permit any of its Affiliates to, acquire any interest or right to acquire any interest in any real property, minerals or water rights relating to real property wholly or partially within the Area of Interest (collectively, “Covered Real Property”), either directly or indirectly, alone, or as a member, partner, stockholder or other investor in any Person, at any time until the earlier of (i) the termination of the Company and (ii) the date that is 24 months after the date that such Person no longer is a Member in the Company for any reason. In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any Member, on behalf of the Company), may enforce this Section 10.1 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction will allow without the necessity of proving actual damages or bad faith, and each Member waives, and will cause its Affiliates to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy.

(b)Notice to Other Member. Within 30 days after the acquisition by any Member (the “Acquiring Member”) or any Affiliate of the Acquiring Member of any Covered Real Property (excluding Covered Real Property acquired by or on behalf of the Company under a Program), the Acquiring Member will provide notice to the other Member of such acquisition. The Acquiring Member’s notice will describe in detail the terms of the acquisition (including the associated costs), the Covered Real Property subject to the acquisition, whether or not the Acquiring Member believes the acquisition of the Covered Real Property by the Company is in its best interests, and the reasons for its conclusions. In addition to the notice, the Acquiring Member will make any and all information concerning the Covered Real Property and the terms of the acquisition available for inspection by the other Member.

(c)Option Exercised. If, within 30 days after receiving the Acquiring Member’s notice, the other Member provides notice to the Acquiring Member that it elects to participate in the Covered Real Property, the Acquiring Member will, or will cause its Affiliate to, convey to the Company, or as may otherwise be agreed upon by the Members, its entire interest or right to acquire the Covered Real Property, free and clear of all Encumbrances arising by, through or under the Acquiring Member and its Affiliates, other than those to which both Members have agreed. If conveyed to the Company, the Covered Real Property will become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Member’s election to participate. Such other Member will, within 15 days of the date of conveyance of the Covered Real Property to the Company, pay to the Acquiring Member its proportionate share, based on the Members’ proportionate Interests, of the Acquiring Member’s and its Affiliates’ actual out-of-pocket acquisition costs.

(d)Option Not Exercised. If the other Member does not give notice of its election to participate within the 30 day period in Section 10.1(c), neither such other Member nor the Company will have any interest in the Covered Real Property, and the Covered Real Property will not be a part of the Properties or otherwise be subject to this Agreement.

(e)Use of Concessions Outside of the Area of Interest. A portion of the Concessions contributed by TMRC to the Company extend outside of the Area of Interest. The Company grants to TMRC a non-exclusive, fee-free, royalty-free and perpetual license to explore for, and potentially develop and mine, ores and minerals other than ores and minerals whose principal values are for Rare Earth Elements on such portion of the Concessions. TMRC will periodically develop plans for such exploration, development and mining and will consult with the Company with respect to such plans before they are implemented to ensure that such plans do not conflict with planned or foreseen uses of such portions of the Concessions by the Company, acting reasonably. If, in the course of its activities, TMRC discovers commercial, or potentially commercial, deposits of Rare Earth Elements on such portions of the Concessions, it will promptly inform the Company of such discovery and, if requested by the Company, relinquish the applicable portions of the Concessions to the Company.

10.2Surrender or Abandonment of Property. Either Member may request that the Management Committee authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment after such a request, or authorizes such surrender or abandonment over the objection of a Member, subject to the terms of any Project Financing, other Company indebtedness or other contractual or legal restrictions binding on the Company, the Member that desires to retain such Properties will be distributed such Properties without cost to such Member, free and clear of all Encumbrances created by, through or under the Member that desires for such Properties to be surrendered or abandoned (but subject to any Encumbrances previously created thereon by the Company or existing at the time such Properties were acquired by the Company), which Properties the Members agree will be assigned an agreed fair market value as of the time of distribution of zero dollars. As and to the extent provided in Section 4.4, the Member that desires to abandon or surrender such Properties will remain liable to reimburse the acquiring Member and its Indemnified Member Parties for its share (determined by Interests as of the date of such distribution) of any Adverse Consequences with respect to such Properties, including Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after the date of such distribution, arising out of activities before the date of such distribution.

10.3Intellectual Property

(a)Developed IP. The Members acknowledge and agree that save and except as provided in the next following sentence with respect to Pilot Plant Developed IP, the Company shall be the owner of all right, title, and interest in and to all Developed IP, whether such Developed IP was developed by the Manager, the Company or otherwise. The foregoing will not apply to the Developed IP that is derived or related to the Background IP of USARE relative to the Pilot Plant, and USARE will be the owner of all right, title and interest in and to all Developed IP derived or related to the Background IP of USARE relative to the Pilot Plant (the “Pilot Plant Developed IP”). To the extent any of the Members or the Manager acquire any right, title, or interest in and to any aspect of the Developed IP (other than Pilot Plant Developed IP which is the sole property of USARE), it will, subject to applicable Law, formally assign (for nominal consideration) such right, title, and interest to the Company immediately following such acquisition. If any Member that is other than USARE acquires any right, title or interest in and to any aspect of Pilot Plant Developed IP, it will, subject to applicable Law, formally assign (for nominal consideration) such right, title and interest to USARE immediately following such acquisition.

(b)Background IP. The Members acknowledge and agree that each of them is the owner of all right, title and interest, including all Intellectual Property Rights, in and to its own Background IP and which as at the Effective Date for USARE includes the Intellectual Property Rights that are used in the processes of the Pilot Plant (the “Pilot Plant IP”).

(c)License to the Company. Each Member hereby grants the Company a non-exclusive, fee-free, royalty-free, and irrevocable license to use such Member’s Background IP (and in the case of USARE, the Pilot Plant Developed IP), and to sublicense such use to the Manager, solely for the purpose of performing their obligations under this Agreement and not for any other purposes (the “Member Licensed IP”). However, as relates to USARE, in the event that it shall cease to own at least 50.1% of the Interests of the Company, the non-exclusive, fee-free royalty free and revocable license to use the Pilot Plant IP, including without limitation, the Pilot Plant Developed IP, shall terminate effective as of a period of 60 days after such cessation, it being understood and agreed that the Company and USARE may utilize such 60 day period to negotiate and, if agreed upon, settle a mutually agreeable license for such Pilot Plant IP, including without limitation, the Pilot Plant Developed IP, on a fee basis and such other terms as may be agreed upon.

(d)License to TMRC. TMRC will have a non-exclusive, fee-free, royalty-free and irrevocable license to use the Pilot Plant IP, the Pilot Plant Developed IP and the Developed IP subject to the following: (i) the project of TMRC which utilizes or licenses the Pilot Plant IP, the Pilot Plant Developed IP and the Developed IP will not have, as its primary products, Rare Earth Elements produced by an entity that constitutes a REE Mining Company; and (ii) USARE will be granted a preferential right of first offer from TMRC to purchase products produced by it at market competitive rates from such projects of TMRC that utilize or license the Pilot Plant IP and the Pilot Plant Developed IP.

(e)Limitations. Save and except as otherwise specifically provided in this Section 10.3, the Company and the Manager have no other rights whatsoever with respect to a Member’s Background IP, the granting Member does not grant to any of them any other express or implied rights in and to its Background IP and all Member Licensed IP made available by a Member for use by the Company will constitute confidential information of such Member and will not be disclosed to third parties without the prior written consent of the Member who made the Member Licensed IP available. To the extent a Member, the Company or the Manager, acquires any right, title, or interest in and to any aspect of another Member’s Background IP, it will assign such right, title, and interest to such owner Member, immediately following such acquisition. Except for the license granted to TMRC in Section 10.3(d), any license rights granted under this Section will terminate upon the termination of this Agreement.

(f)Trade-marks. The Members acknowledge and agree that each of them is the owner of all right, title, and interests in and to its respective Trade-marks, whether registered or unregistered. To the extent the Company wishes to use the Trade-marks of any of the Members or their respective Affiliates, the Company may only do so pursuant to a Trade-mark license agreement in writing between the owner of the applicable Trade-mark and the Company, as applicable, as agreed upon between them.

Article XI

Miscellaneous

11.1Confidentiality.

(a)Exceptions. Subject to Section 11.1(b), each Member and the Manager will keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information that it obtains or has obtained concerning the Company or the other Member without the prior written consent of the other Member, which consent will not be unreasonably withheld or delayed, except (i) to the extent that disclosure to a third party is required by Law or is necessary in order to enforce a the Manager’s or a Member’s rights under this Agreement, (ii) information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Person is a party or of which it has knowledge), as evidenced by generally available documents or publications, and (iii) information that was in the disclosing party’s possession before the Effective Date (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the Company or the other Member (including in its capacity as the Manager).

(b)Permitted Disclosures. Notwithstanding Section 11.1(a), Confidential Information may be disclosed without consent to (i) a consultant, contractor, subcontractor, officer, director or employee of the Company, the Manager or any Member or any of their respective Affiliates that has a bona fide need to be informed of the Confidential Information, (ii) any third party to whom the disclosing Member or Manager contemplates a Transfer of all or any part of its Interest or the Assets, (iii) any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or an investment in the disclosing Member or the Company, or (iv) in connection with a press release or public announcement under Section 11.2.

(d)Limitations. As to any disclosure under clause (i), (ii) or (iii) of Section 11.1(b), (i) only such Confidential Information as the recipient has a legitimate business need to know will be disclosed, (ii) the recipient will first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Members and the Manager are obligated under this Section 11.1, and (iii) the disclosing Member or Manager will be responsible and liable for any use or disclosure by any such recipient that would constitute an impermissible use or disclosure by the disclosing Member or Manager.

(e)Term. A Member or Manager will continue to be bound by this Section 11.1 until the earlier of (i) the date that is two years after the cancellation of the certificate of formation of the Company (notwithstanding the resignation or deemed resignation of such Member or Manager or the Transfer by such Member of its entire Interest), and (ii) the date that is two years after the resignation or deemed resignation of such Member or Manager or, in the case of a Member, the Transfer by such Member of its entire Interest; provided that with respect to any Confidential Information that constitutes “trade secrets” of a Member or the Company under the Uniform Trade Secrets Act or similar applicable Laws, the provisions of this Section 11.1 will survive indefinitely.

11.2Public Announcements. Any Member may issue any press release or make any public disclosure concerning the Company or Operations that it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities or the publicly traded securities of any of its Affiliates; provided that if a Member or any of its Affiliates intends to issue such a press release or make such a disclosure, it will use commercially reasonable efforts to advise the other Member before issuing the press release or making the disclosure. Except as provided in the previous sentence, neither the Company, any Member, the Manager, nor any of their respective Affiliates, will issue any press release or make any public announcement relating to the Company or Operations without the prior written approval of all of the Members.

11.3Notices. All notices to the Members or the Manager will be in writing to the applicable address on the signature page to this Agreement, and will be given (i) by personal delivery or recognized international overnight courier, (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All notices will be effective and will be deemed delivered (a) if by personal delivery or by overnight courier, on the date of delivery if delivered before 5:00 p.m. local destination time on a Business Day, otherwise on the next Business Day after delivery, (b) if by electronic communication on the Business Day after receipt of the electronic communication, and (c) if solely by mail, on the Business Day after actual receipt. A Member or Manager may change its address by notice to the other Members.

11.4Headings. The subject headings of the Articles, Sections and subsections of this Agreement and the Exhibits to this Agreement are included for purposes of convenience only, and will not affect the construction or interpretation of any of their provisions.

11.5Waiver. Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Member or Manager to be charged with the waiver. The failure of a Member or the Manager to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach of this Agreement will not constitute a waiver of any provision of this Agreement or limit the Member’s or the Manager’s rights thereafter to enforce any provision or exercise any right.

11.6Corrupt Practices.

(a)Limitation on Practices. Each Member, including the Manager, represents, warrants and agrees that, in connection with this Agreement, the Properties, and Operations:

(i)neither it, nor any of its Affiliates nor its Personnel, directly or indirectly, has engaged (prior to entering into this Agreement), or will engage, in the Bribery of a Government Official or any Person;

(ii)it (including its Affiliates and Personnel) has complied with any Anti-Corruption Laws and will comply with any Law related to Bribery that is applicable to any party;

(iii)except as disclosed to the other party, neither it (including any of its Personnel) nor any other entity in which the party has an ownership interest:

(A)is directly or indirectly owned or controlled, in whole or in part, by any Government Official unless the interest held is less than 5% of any securities of the party that are publicly traded on a major stock exchange; and

(B)has an officer, director, or employee who is, or currently expects to become, such a Government Official during the term of this Agreement;

(iv)it must notify each other party promptly, and in any event not less than seven days, upon becoming aware that any officer, director, employee or owner becomes, or expects to become, a Government Official who is in a position to take or influence official action for or against this Agreement, the Properties, or Operations;

(v)if it engages a Subcontractor or other third party to interact with others on its behalf, it will perform appropriate risk based anti-corruption due diligence on that Subcontractor or third party, will keep records of the same, and take reasonable measures to ensure they comply with the provisions of this Section 11.6; and (vi) it will notify each other party promptly upon becoming aware of any actual or potential breach of this Section 11.6;

(b)Books and Records. Each Member, including the Manager, represents, warrants and agrees that, in connection with this Agreement, it will:

(i)keep and maintain accurate and reasonably detailed books and financial records of expenses and receipts in connection with its performance under, and payments made or received in connection with, this Agreement; and

(ii)upon request, as soon as reasonably practicable but no later than seven days, provide any information and reasonable assistance to the other party to audit any books and financial records to verify compliance with the representations, warranties and undertakings under this Agreement, and otherwise reasonably co-operate with any Party investigation of any related matters.

11.7Amendment. Except for (a) amendments executed by the Manager in connection with the admission of additional or substituted Members under Sections 2.6 or 8.5(e), and (b) deemed amendments under Section 11.7, notwithstanding the definition of “limited liability company agreement” contained in section 18-101(7) of the Act or any other contrary provision of the Act, no amendment, restatement, modification, or supplement of or to this Agreement will be valid or will constitute part of the “limited liability company agreement” of the Company unless it is made in a writing duly executed by each Member or at least one Representative of each Member, which writing specifically indicates that it is amending, restating, modifying or supplementing this Agreement. To the extent reasonably possible, minutes, resolutions and consents of the Management Committee that are executed or approved by at least one Representative of each Member will be read in a manner consistent with this Agreement. To the extent of any irreconcilable conflict between any provision of this Agreement and any such minutes, resolutions or consents, this Agreement will control. Under no circumstances will any consent or approval of the Management Committee that is not executed or approved by each Member or at least one Representative of each Member amend, restate, modify or supplement this Agreement.

11.8Severability. If at any time any covenant or provision contained in this Agreement is deemed in a final, non-appealable ruling of a court of competent jurisdiction to be invalid or unenforceable, such covenant or provision will be considered divisible and will be deemed immediately amended and reformed to include only such portion of such covenant or provision as such court has held to be valid and enforceable. Such covenant or provision, as so amended and reformed, will be valid and binding as though the invalid or unenforceable portion had not been included in this Agreement.

11.9Force Majeure. Except for any obligation to make Capital Contributions or other payments when due under this Agreement, the obligations of a Member or the Manager will be suspended to the extent and for the period that performance is prevented in whole or in part by a Force Majeure Event. The affected Member or Manager will promptly give notice to the other Member(s) of the Force Majeure Event and the suspension of performance, stating in the notice the nature of and the reasons for the Force Majeure Event and its estimated duration. The affected Member(s) or Manager will resume performance as soon as reasonably possible.

11.10Rules of Construction. Each Member, Manager or other party to or bound by this Agreement acknowledges that it has been represented by counsel during the negotiation, preparation and execution of this Agreement or the acquisition of its Interest or other interest in the Company. Each such party therefore waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the drafter of the agreement or document.

11.11Governing Law. This Agreement, and the rights and liabilities of the Members under this Agreement, will be governed by and interpreted in accordance with the Laws of the State of Delaware, except for its rules as to conflicts of Laws that would apply the Laws of another state.

11.12Consent to Jurisdiction; Waiver of Jury Trial. Each party to or bound by this Agreement agrees and consents to be subject to the exclusive jurisdiction of the Delaware Court of Chancery and the appellate courts sitting in the State of Delaware in any action or proceeding seeking to enforce any provision of or based on any right arising under or relating to this Agreement or the Contribution Agreement or otherwise relating to the Company or Operations. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE CONTRIBUTION AGREEMENT OR OTHERWISE RELATING TO THE COMPANY OR OPERATIONS, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH SUCH PARTY AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 11.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT IRREVOCABLY TO WAIVE A TRIAL BY JURY.

11.13Further Assurances. Each Member and the Manager agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

11.14Survival.

(a)Resignation, Relinquishment, Redemption and Transfer. After the resignation or deemed resignation of a Member, the relinquishment or redemption of a Member’s Interest, or the Transfer by a Member of its entire Interest in the Company, such former Member will have no further rights or obligations as a Member of the Company relating to periods after the date of the resignation, deemed resignation, relinquishment, redemption or Transfer; provided, that after such resignation, deemed resignation, relinquishment, redemption or Transfer, such former Member will (i) not be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, unless each other Member agrees in writing to any such release, (ii) remain liable to each other Member and former Member and their respective Indemnified Member Parties for its reimbursement and indemnification obligations under Sections 4.3 and 4.4, and (iii) will continue to have the right to enforce the indemnification and reimbursement obligations of the Company, the other Members and the former Members under Sections 4.2, 4.3 and 4.4 with respect to actions, omissions or events occurring before the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, notwithstanding any amendment, restatement, modification or supplement to this Agreement adopted after the date of such resignation, deemed resignation, relinquishment, redemption or Transfer that attempts to limit or restrict such rights. In addition, a former Member will continue to be subject to its obligations, if any, under Sections 9.1(d) and 9.2 after the resignation or deemed resignation of such former Member.

(b)Dissolution, Liquidation and Termination. After the dissolution, liquidation and termination of the Company, (i) each Person that was a Member as of the date of the dissolution of the Company will be entitled to copies of all information acquired by or on behalf of the Company on or before the date of termination and not previously furnished to such Person, (ii) if any former Member continues to own all or any portion of the Properties, each Person that was a Member as of the date of dissolution of the Company will continue to have rights of ingress and egress to such Properties for purposes of ensuring Environmental Compliance, and (iii) each former Member (regardless whether such Person was a Member as of the date of the dissolution of the Company) will remain liable for (A) its indemnification and reimbursement obligations under Sections 4.3 and 4.4, subject to Section 4.5, and (B) its Capital Contribution obligations under Sections 3.3 and 3.4, but only in the case of this clause (B) to the limited extent provided in Section 5.6(e).

(c)Survival of Provisions. The provisions of this Agreement will survive any event described in Section 11.14(a) and (b) to the fullest extent necessary for the enforcement of such provisions and the protection of the Members, the Manager or other Persons in whose favor such provisions run.

11.15No Third Party Beneficiaries. Except to the extent specifically provided in this Agreement with respect to the Indemnified Member Parties (who are express third party beneficiaries of this Agreement solely to the extent provided in this Agreement), this Agreement is for the sole benefit of the Members, the Manager and the Representatives, and no other Person (including any creditor of the Company, the Members, the Indemnified Member Parties and the Manager), is intended to be a beneficiary of this Agreement or will have any rights under this Agreement. Except as specifically provided in this Agreement, no Person (including any named third party beneficiary) will have a right to approve any amendment or modification, or waiver under, this Agreement.

11.16Entire Agreement. This Agreement and the Contribution Agreement contain the entire understanding of the Members and the Manager with respect to the Company and supersede all prior agreements, understandings and negotiations relating to the subject matter of this Agreement and the Contribution Agreement.

11.17Parties in Interest. This Agreement will inure to the benefit of the permitted successors and permitted assigns of the Members and the Manager, and will be binding upon the successors and assigns of the Members and the Manager (whether or not permitted). In the event of any conflict between this Agreement, on the one hand, and the Contribution Agreement, on the other hand, the terms of this Agreement will control.

11.18Counterparts. This Agreement may be executed in multiple counterparts, and all such counterparts taken together will constitute the same document.

11.19Rule Against Perpetuities. The Members do not intend that there will be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in an Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the provisions of this Agreement will be revised in such a way as to approximate most closely the intent of the Members within the limits permissible under such rule.

The parties have executed this Agreement on the dates indicated below to be effective for all purposes as of the Effective Date.

MEMBERS:

USA Rare Earth, LLC

By:	/s/ Douglas Newby
Name:	Douglas Newby
Title:	Chief Operating Officer
Date:	5/17/2021

Texas Mineral Resources Corp.

By:	/s/ Daniel Gorski
Name:	Daniel Gorski
Title: C	hief Executive Officer
Date:	5/17/2021

Acknowledged and agreed as to those provisions applicable to the Manager:

MANAGER:

Round Top Mountain Development, LLC

By:	/s/ Douglas Newby
Name:	Douglas Newby
Title:	Chief Operating Officer of USA Rare Earth, LLC, its manager
Date:	5/17/2021